Exhibit 2.1

EXECUTION VERSION

PRIVATE & CONFIDENTIAL

EQUITY PURCHASE AGREEMENT

BY AND BETWEEN

LAMAR MEDIA CORP.,

FMG OUTDOOR HOLDINGS, LLC,

GTCR/FMG BLOCKER CORP.,

NCP FAIRWAY, INC.,

THE SELLERS IDENTIFIED HEREIN

AND, SOLELY IN ITS CAPACITY AS REPRESENTATIVE,

GTCR FUND XI/B LP

DATED AS OF DECEMBER 21, 2018

4.12	Limitations of Representations and Warranties	16
ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE COMPANY		17
5.1	Organization and Power	17
5.2	Authorization of Agreement	17
5.3	Conflicts; Consents of Third Parties	18
5.4	Capitalization; Operating Subsidiaries	18
5.5	Financial Statements	20
5.6	Undisclosed Liabilities	21
5.7	Absence of Certain Developments	21
5.8	Legal Proceedings	23
5.9	Compliance with Laws; Permits	23
5.10	Taxes	24
5.11	Title to Properties	25
5.12	Environmental Matters	27
5.13	Material Contracts	28
5.14	Personal Property	29
5.15	Intellectual Property	30
5.16	Employee Benefits Plans	30
5.17	Labor	32
5.18	Transactions With Related Parties	32
5.19	Insurance	32
5.20	Financial Advisors	33
5.21	Structures and Panels	33
5.22	Certain Payments	34
5.23	Books and Records	34
5.24	Bank Accounts; Power of Attorney	34
5.25	Insolvency	34
5.26	Representations and Warranties Insurance Policy	34
5.27	Limitations of Representations and Warranties	34
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PURCHASER		35
6.1	Organization and Power	35

6.2	Authorization of Agreement	36
6.3	Conflicts; Consents of Third Parties	36
6.4	Legal Proceedings	36
6.5	Financial Capability	37
6.6	Investment	37
6.7	Solvency	37
6.8	Financial Advisors	37
6.9	No Other Representations and Warranties; No Reliance; Purchaser Investigation	38
ARTICLE VII COVENANTS		38
7.1	Purchaser’s Investigation	38
7.2	Cooperation; Filings and Approvals	38
7.3	Confidentiality	39
7.4	Preservation of Records	40
7.5	Publicity	40
7.6	Satisfaction of Indebtedness	40
7.7	Director and Officer Liability; Indemnification	41
7.8	Purchaser Insurance Policy	41
7.9	Restructuring Purchase Agreements	42
7.10	Certain Employee Benefits Matters	42
7.11	Blocker Name Changes	43
ARTICLE VIII NO SURVIVAL		43
8.1	No Survival of Representations and Warranties and Certain Covenants	43
ARTICLE IX TAX MATTERS		44
9.1	Tax Returns	44
9.2	Audits	44
9.3	Filing and Amendment of Tax Returns	45
9.4	Cooperation	45
9.5	Tax-Sharing Agreements	46
9.6	Purchase Price Allocation	46
9.7	Withholding	47
9.8	State Income Taxes	47

ARTICLE X MISCELLANEOUS		48
10.1	Expenses	48
10.2	Governing Law	48
10.3	Submission to Jurisdiction; Waivers	48
10.4	Further Assurances	49
10.5	Entire Agreement	49
10.6	Amendments and Waivers	49
10.7	Notices	50
10.8	Severability	51
10.9	Specific Performance	51
10.10	No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability	52
10.11	Assignment	52
10.12	Cooperation with Legal Proceedings	52
10.13	WARN Act Compliance	52
10.14	Authorization of Representative	53
10.15	Provisions Respecting Legal Representation	56
10.16	Release	57
10.17	Counterparts	58
ARTICLE XI DEFINITIONS AND INTERPRETATIONS		58
11.1	Certain Definitions	58
11.2	Certain Interpretive Matters	70

Exhibits

Exhibit A	Company Restructuring Steps
Exhibit B	Transitional Services Agreement
Exhibit C	Accounting Rules and Sample Working Capital
Exhibit D	Form of Escrow Agreement
Exhibit E	Form of Transfer and Assignment Agreement
Exhibit F	Restructuring Purchase Agreements

Schedules

Schedule A	Company Disclosure Schedule
Schedule B	Purchaser Disclosure Schedule

EQUITY PURCHASE AGREEMENT

THIS EQUITY PURCHASE AGREEMENT is entered into as of December 21, 2018 (this “Agreement”), by and among (i) Lamar Media Corp., a Delaware corporation (“Purchaser”), (ii) FMG Outdoor Holdings, LLC, a Delaware limited liability company (the “Company”), (iii) GTCR/FMG Blocker Corp., a Delaware corporation (the “GTCR Blocker”), (iv) NCP Fairway, Inc., a Delaware corporation (the “NCP Blocker” and, together with GTCR Blocker, the “Blockers”), (v) GTCR Fund XI/C LP, a Delaware limited partnership (the “GTCR Seller”), (vi) Newstone Capital Partners II, L.P., a Delaware limited partnership (the “Newstone Seller” and, together with the GTCR Seller, the “Blocker Sellers”), (vii) GTCR Fund XI/B LP, a Delaware limited partnership, GTCR Co-Invest XI LP, a Delaware limited partnership, GTCR Partners XI/B LP, a Delaware limited partnership (the “Splitter GP”) and the general partner of GTCR/FMG Splitter LP, a Delaware limited partnership (the “Splitter”), and each of the other Persons signatory hereto under the heading “Selling Members” (each individually, a “Selling Member” and collectively, the “Selling Members” and, together with each Blocker Seller, each, a “Seller” and collectively, the “Sellers”), and (viii) GTCR Partners XI/B LP, a Delaware limited partnership, solely in its capacity as representative for the Sellers (the “Representative”). Purchaser, the Company, the Sellers, the Blockers and, as applicable, the Representative are sometimes referred to in this Agreement as a “Party” and collectively as the “Parties”. Capitalized terms that are used in this Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in ARTICLE XI.

WITNESSETH:

WHEREAS, prior to the consummation of the Company Restructuring (as defined below), the Splitter, the NCP Blocker and the Selling Members owned all of the issued and outstanding equity securities of the Company (collectively, the “Units”);

WHEREAS, the Company, directly and through certain of the Operating Subsidiaries, engages in the business of selling outdoor advertising space, and producing signs for use, on billboards in the Area (the “Business”);

WHEREAS, at or prior to the Closing, the Splitter distributed all of the Units held by it to the GTCR Blocker and to the Splitter GP, and the Company and its Affiliates consummated the additional restructuring steps and transactions, in each case as described on Exhibit A attached hereto (the “Company Restructuring”);

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Company Restructuring, Purchaser desires to purchase from the Selling Members, and the Selling Members desire to sell to Purchaser, all of the Units held by the Selling Members as of the Closing (collectively, the “Acquired Units”) for the consideration described herein; and

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, following the consummation of the Company Restructuring, Purchaser desires to purchase from (i) the GTCR Seller, and the GTCR Seller desires to sell to Purchaser, in lieu of directly acquiring the Units held by the GTCR Blocker as of the Closing, all of the issued and outstanding shares of capital stock of the GTCR Blocker, and (ii) the NCP Seller, and the NCP Seller desires to sell to Purchaser, in lieu of directly acquiring the Units held by the NCP Blocker as of the Closing, all of the issued and outstanding shares of capital stock of the NCP Blocker (the issued and outstanding shares of capital stock of the GTCR Blocker and the NCP Blocker, collectively, the “Acquired Shares” and, together with the Acquired Units, collectively, the “Acquired Securities”), in each case for the consideration described herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ACQUIRED SECURITIES

1.1    Purchase and Sale of Acquired Securities. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Sellers will sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from the Sellers, all of the Acquired Securities owned by such Seller free and clear of any Liens (other than limitations under the Organizational Documents of the issuer of such Acquired Securities or limitations under any federal, state or foreign securities Laws) in exchange for the payment of the Purchase Price in cash to the Sellers.

1.2    Purchase Price. The aggregate purchase price for the purchase of the Acquired Securities shall be an amount equal to (a) $418,500,000 (the “Base Price”), plus (b) the amount, if any, by which the Working Capital exceeds the Working Capital Target, minus (c) the amount, if any, by which the Working Capital Target exceeds the Working Capital, plus (d) the Closing Cash, minus (e) Closing Date Indebtedness, minus (f) Transaction Expenses (such resulting amount pursuant to Sections 1.2(a)-(f), and as such amount may be adjusted pursuant to the provisions of Section 1.4, the “Purchase Price”).

1.3    Closing Payments. At the Closing, Purchaser shall pay or cause to be paid, by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Representative at least one Business Day prior to the Closing Date, the following amounts (each such payment, a “Closing Payment”):

(a)    payment to each Seller of such Seller’s portion of the Closing Consideration as set forth in the Pre-Closing Statement, which payments are hereby directed to be paid to Fairway 2.0 on behalf of each Seller (for distribution to the Sellers in accordance with their Pro Rata Percentages);

(b)    payment to the Escrow Agent of a cash amount equal to the Escrow Amount for the Escrow Fund;

(c)    payment to the Representative of a cash amount equal to the Representative Expense Fund;

(d)    payment on behalf of the Fairway Group Companies, to the payees thereof, of a cash amount equal to the amount of all Closing Date Payoff Indebtedness (excluding the Securitization Indebtedness) and all Transaction Expenses; and

(e)    payment on behalf of the Fairway Group Companies, to Deutsche Bank Trust Company Americas, as indenture trustee under the Indenture (“Trustee”), of a cash amount equal to the amount of all Securitization Indebtedness.

Each of the Closing Payments shall be made in the amounts and as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4.

1.4    Adjustment of the Purchase Price.

(a)    Pre-Closing Statement. Prior to the Closing Date, the Company delivered to Purchaser a statement (the “Pre-Closing Statement”) setting forth (i) the Company’s good faith estimate of the Purchase Price (the “Estimated Purchase Price”), together with reasonably detailed calculations demonstrating each component thereof, which has been prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules and (ii) the amount of the Closing Consideration payable to each Seller.

(b)    Final Purchase Price Adjustment. The Purchase Price shall be adjusted following the Closing based on the difference between the Final Closing Date Purchase Price (as determined in accordance with this Section 1.4) and the Estimated Purchase Price, and payment shall be made in respect of any such post-Closing adjustment as set forth in Section 1.4(e).

(c)    Closing Statement. No later than 90 days after the Closing Date, Purchaser shall cause to be prepared in good faith and delivered to the Representative a statement (the “Closing Statement”) setting forth Purchaser’s calculation of the Purchase Price (“Closing Date Purchase Price”), together with an unaudited, consolidated balance sheet of the Blockers and the Fairway Group Companies as of the close of business on the Business Day immediately prior to the Closing Date and the derivation of the Closing Date Purchase Price therefrom. The Closing Statement will be prepared in a manner consistent with the definitions of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules and shall take into account any reduction in Taxes of the Blockers that were included in the Estimated Purchase Price attributable to State Mitigation Measures in accordance with Section 9.8. The Closing Statement will entirely disregard (i) any and all effects on the assets or liabilities of the Blockers and the Fairway Group Companies as a result of any financing or refinancing arrangements entered into at any time by Purchaser or its Affiliates or any other transaction entered into by Purchaser or its Affiliates in connection with the consummation of the Transaction, and (ii) any of the plans, transactions, or changes which Purchaser intends to initiate or make or cause to be initiated or made after the Closing with respect to the Blockers or any Fairway Group Company or their respective businesses or assets, or any facts or circumstances that are unique or particular to Purchaser or its Affiliates or any of their assets or liabilities. For the avoidance of doubt, unless the Representative otherwise agrees in writing, Purchaser may not amend, adjust, supplement or modify the Closing Statement or the amount of Closing Date Purchase Price following its delivery to the Representative. After the Closing Date, at Purchaser’s request, the Representative shall reasonably assist Purchaser in the preparation of the Closing Statement and shall provide Purchaser with any reasonably requested information in connection therewith (in each case to the extent reasonably relevant to the preparation of the Closing Statement). If Purchaser fails to deliver the Closing Statement within such 90-day period, then in addition to any other rights the Representative and Sellers may have under this Agreement, the Representative shall have the right to elect that the Estimated Purchase Price be deemed to be the amount of the Closing Date Purchase Price and be final and binding and used for purposes of calculating the adjustment pursuant to Section 1.4(e). The Parties acknowledge that no adjustments may be made to the Working Capital Target.

(d)    Disputes.

(i)    The Representative shall have 60 days to review the Closing Statement. If the Representative disagrees with Purchaser’s calculation of the Closing Date Purchase Price as set forth in the Closing Statement, the Representative may, within 60 days after receipt of the Closing Statement, deliver a written notice to Purchaser (a “Dispute Notice”) disagreeing with such calculation and setting forth the Representative’s alternative calculations for each item of disagreement. Any matters not disputed by the Representative in the Dispute Notice shall be deemed to have been accepted in all respects by the Representative and final and binding upon the Parties. If the Representative fails to deliver such notice during such 60-day period, the Representative shall have waived its rights to contest the Closing Statement and the calculations of the Closing Date Purchase Price set forth therein shall be deemed to be final and binding upon the Parties and such amount shall be used for purposes of calculating the adjustment pursuant to Section 1.4(e).

(ii)    If a Dispute Notice is duly delivered pursuant to Section 1.4(d)(i), the Representative and Purchaser shall, during the 30 days following such delivery, attempt to reach agreement on the disputed items or amounts to determine, as may be required, the amount of the Closing Date Purchase Price. Any such agreement shall be in writing and shall be final and binding upon the Parties. If during such period, the Representative and Purchaser are unable to reach such agreement, then all amounts and items remaining in dispute shall be submitted by the Representative and Purchaser to Duff & Phelps LLC (the “Accounting Referee”) for a determination resolving such disputed items or amounts for the purpose of calculating the Closing Date Purchase Price (it being agreed and understood that the Accounting Referee shall act as an expert (and not an arbitrator) to determine such disputed items or amounts (and, as a result thereof, the Closing Date Purchase Price) and shall do so based solely on written presentations and information provided by Purchaser and the Representative and not by independent review). Purchaser and the Representative shall agree, promptly after the appointment of the Accounting Referee, on the process and procedures governing the resolution of any disputed items by the Accounting Referee, provided, that if such Parties fail to agree on such process and procedures within 10 days following the appointment of the Accounting Referee, then such process and procedures shall be determined by the Accounting Referee (it being agreed and understood that such process shall include, at a minimum, appropriate measures to ensure compliance by the applicable parties with Section 1.4(f) and the process and procedures for the submission of any written presentations by the Representative and Purchaser and the time periods thereof). In conducting its review, the Accounting Referee shall consider only those items or amounts in the Closing Statement and Purchaser’s calculations of the Closing Date Purchase Price as to which the Representative has disagreed. The scope of the disputes to be resolved by the Accounting Referee shall be limited to fixing mathematical errors and determining whether the items in dispute were determined in accordance with this Agreement (including the definition of the terms Working Capital, Closing Cash, Closing Date Indebtedness and Transaction Expenses and the Accounting Rules) and the Accounting Referee is not to make any other determination. The Accounting Referee shall deliver to the Representative and Purchaser, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth its calculations of the Closing Date Purchase Price, which amount shall not be less than the applicable amount thereof shown in Purchaser’s calculation delivered pursuant to Section 1.4(c) nor more than the amount thereof shown in the Representative’s calculation delivered pursuant to Section 1.4(d)(i). Such report shall be final and binding upon the Parties and shall be used for purposes of calculating the adjustment pursuant to Section 1.4(b) above. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 1.4(d) shall be the exclusive mechanism for resolving disputes regarding the Purchase Price adjustment, if any. Judgment may be entered upon the determination of the Accounting Referee in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accounting Referee shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified, with any amount to be borne by the Representative to be paid solely out of the Escrow Fund. For example, if the Representative challenges the calculation of the Closing Date Purchase Price by an amount of $100,000, but the Accounting Referee determines that the Representative has a valid claim for only $60,000, the Representative shall bear (solely out of the Escrow Fund) 40% of the fees and expenses of the Accounting Referee and Purchaser shall bear the other 60% of such fees and expenses.

(e)    Final Closing Date Purchase Price. Following the time that the Closing Date Purchase Price is finally determined pursuant to this Section 1.4 (such finally determined amount, the “Final Closing Date Purchase Price”), payment shall be made as follows:

(i)    If the Final Closing Date Purchase Price is greater than the Estimated Purchase Price, within five Business Days after the Final Closing Date Purchase

Price is determined pursuant to this Section 1.4, (x) Purchaser shall pay to the Representative, for distribution to the Sellers in accordance with their Pro Rata Percentages (subject to adjustments by the Representative necessary to give effect to adjustments caused by changes in the calculation of Closing Cash of the Blockers), by wire transfer of immediately available funds to one or more accounts designated in writing by the Representative, an amount equal to such excess and (y) the Representative and Purchaser shall jointly instruct the Escrow Agent to release to the Representative, for distribution to the Sellers in accordance with their Pro Rata Percentages (subject to adjustments by the Representative necessary to give effect to adjustments caused by changes in the calculation of Closing Cash of the Blockers), by wire transfer of immediately available funds to one or more accounts designated in writing by the Representative, the remaining funds in the Escrow Fund.

(ii)    If the Final Closing Date Purchase Price is less than the Estimated Purchase Price, within five Business Days after the Final Closing Date Purchase Price is determined pursuant to this Section 1.4, the Representative and Purchaser shall jointly instruct the Escrow Agent to (x) pay to Purchaser, out of the Escrow Fund, by wire transfer of immediately available funds to an account designated in writing by Purchaser, an amount equal to such deficiency and (y), if and to the extent that any balance in the Escrow Fund will remain after such payment to Purchaser, release to the Representative, for distribution to the Sellers in accordance with their Pro Rata Percentages (subject to adjustments by the Representative necessary to give effect to adjustments caused by changes in the calculation of Closing Cash of the Blockers), by wire transfer of immediately available funds to one or more accounts designated in writing by the Representative, the remaining funds in the Escrow Fund.

Upon payment of the amounts provided in this Section 1.4(e) in accordance herewith, none of the Parties may make or assert any claim under this Section 1.4.

(f)    Cooperation. During the period of time from and after the Closing Date through the final determination and payment of the Final Closing Date Purchase Price in accordance with this Section 1.4, the Representative and Purchaser shall, and Purchaser shall cause the Fairway Group Companies, the Blockers and each of its and their representatives to, reasonably cooperate and assist in any review by the Accounting Referee of the Closing Statement and the calculations of the Closing Date Purchase Price and in the conduct of the review referred to in this Section 1.4. Purchaser shall afford, and shall cause the Fairway Group Companies and the Blockers to afford, to the Representative and any accountants, counsel or financial advisers retained by the Representative in connection with the review of the Closing Date Purchase Price, reasonable access during normal business hours upon reasonable advance notice to the books, records, contracts, documents, information, executive personnel and representatives (including the Company’s and each Blocker’s accountants) of the Fairway Group Companies and the Blockers (including the work papers of the Company’s and each Blocker’s accountants) and, if requested by the Representative, shall provide any such books, records, contracts, documents and information electronically and in such formats as are reasonably requested, in each case to the extent reasonably relevant to the review of the Closing Statement and to the determination of the Closing Date Purchase Price. No actions taken by

Purchaser on its own behalf or on behalf of the Company, on or following the Closing Date shall be given effect for purposes of determining the Closing Date Working Capital, and the determination of the Closing Date Purchase Price shall not take into account any developments or events taking place after the Closing.

1.5    Escrow Amount. At the Closing, a portion of the Estimated Purchase Price in an amount equal to the Escrow Amount shall be deposited with the Escrow Agent in accordance with the Escrow Agreement and such amount, as adjusted from time to time, together with any interest or other income earned thereon, shall be referred to as the “Escrow Fund”. Neither the Sellers nor any other Person shall have any liability for any amounts due to Purchaser pursuant to Section 1.4 in excess of the Escrow Amount, and Purchaser’s sole source of recourse and recovery for such amounts due shall be the funds available in the Escrow Fund. The Escrow Funds may be distributed to Purchaser and/or the Representative (on behalf of the Sellers) solely and exclusively in accordance with Section 1.4(e) and the terms of the Escrow Agreement and shall not be available for any other payment to Purchaser or any of its Affiliates.

ARTICLE II

CLOSING

2.1    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle Street, Chicago, Illinois 60654 (or remotely via the exchange of documents and signatures in PDF format or by facsimile) on the date hereof (the “Closing Date”). The Closing shall be effective as of 12:02 a.m. (Eastern Standard Time) on the Closing Date.

2.2    Deliveries by the Company and the Sellers at Closing. At or prior to the Closing, the Company, Representative and/or the Sellers, as applicable, shall deliver, or cause to be delivered, to Purchaser the following:

(a)    with respect to the Acquired Shares, stock certificates representing the Acquired Shares, duly endorsed in blank by, or accompanied by stock transfer powers executed by, the applicable Blocker Seller;

(b)    with respect to the Acquired Units, unit certificates representing the Acquired Units, accompanied by a Transfer and Assignment Agreement executed by the applicable Selling Member;

(c)    an executed counterpart to the Escrow Agreement, duly executed by each of the Escrow Agent and the Representative;

(d)    written resignations of all officers and directors of the Blockers and all directors and managers, as applicable, of the Fairway Group Companies (other than those individuals identified in writing by Purchaser no later than three Business Days prior to Closing);

(e)    executed copies of all documents related to the Company Restructuring, including executed copies of Asset Purchase Agreements and Equity Purchase Agreement, each in the form(s) and substance of Exhibit F attached hereto, transferring the Divested Assets to the purchasers named therein (collectively, the “Restructuring Purchase Agreements”);

(f)    the Pay-Off Letters and, to the extent reasonably available, final invoices (with wire instructions) for the payees of all Transaction Expenses;

(g)    all documents, certificates, agreements or other instruments executed and delivered by and between Fairway Outdoor Funding Holdings, LLC, Sellers, the Representative and/or any Fairway Group Company (and their respective counsel) and the Trustee, related to the prepayment of the Securitization Indebtedness, along with a release of all Liens imposed pursuant to the Securitization Indebtedness;

(h)    (A) certified copies of the certificate of formation and operating agreement of the Company and the resolutions of the Company’s board of managers approving this Agreement and the Transaction and the incumbency and signatures of the officers of the Company executing the Transaction Agreements, (B) a certified copy of the certificate of incorporation and bylaws of the Blockers and the resolutions of its board of directors approving this Agreement and the Transaction and the incumbency and signatures of the officers executing the Transaction Agreements, and (C) a certified copy of the incumbency and signatures of the officers of each Seller executing the Transaction Agreements (other than, for the avoidance of doubt, those Sellers executing the Transaction Agreements in their individual capacities);

(i)    a certificate of good standing of the Secretary of State in each jurisdiction in which the Blockers and the Fairway Group Companies are organized, each dated not more than ten (10) days prior to the Closing Date, certifying that the entity is in good standing;

(j)    the stock ledgers and minutes books, other organizational books and records and Tax Returns of the Blockers and the Fairway Group Companies;

(k)    sole and complete control and possession of all assets of the Fairway Group Companies, including keys and security codes to all offices and properties, all necessary passwords to computers and systems and all original Lease and Permit files;

(l)    a Transitional Services Agreement in the form of Exhibit B attached hereto (the “TSA”);

(m)    a certificate from each Seller, stating that such Seller is not a “foreign person” as defined in Section 1445 or Section 1446(f) of the Code, and otherwise meeting the requirements of Section 1.1445-2(b) of the Treasury Regulation;

(n)    full and complete copies of (i) the RWI Policy, and (ii) the Acquisition Agreement (as defined in the RWI Policy);

(o)    written and duly executed terminations of the following agreements (such written and duly executed terminations, collectively, the “Termination Agreements”):

(i)    each and every agreement between any of the Fairway Group Companies or any Blocker on the one hand, and either GTCR Management XI LP or any of its Affiliates or AOA Management Company Limited Partnership or any of its Affiliates on the other hand, excluding that certain Corporate Executive Management Services Agreement, dated January 16, 2015, by and between FMG Outdoor Holdings, LLC, Fairway Media Group, LLC and AOA Management Company Limited Partnership;

(ii)    that certain Registration Rights Agreement, dated January 16, 2015, by and among the Company and the Seller Members party thereto;

(iii)    that certain Unit Purchase Agreement, dated January 16, 2015, by and between the Company and NCP Fairway, Inc.;

(iv)    that certain Unit Purchase Agreement, dated January 16, 2015, by and among the Company, GTCR Fund XI/B LP, GTCR/FMG Splitter LP and GTCR Co-Invest XI LP; and

(v)    that certain Advisory Agreement, dated January 16, 2015, by and between GTCR Management XI LP and Fairway Outdoor Advertising, LLC.

Each Termination Agreement shall be effective on or before the Closing Date and shall expressly provide that no obligations of any Fairway Group Company or any Blocker under such terminated agreement shall survive such termination.

2.3    Deliveries by Purchaser at the Closing. At or prior to the Closing, Purchaser shall deliver, or cause to be delivered, to Representative, the Escrow Agent, the Sellers and the other payees referenced in Section 1.3, as applicable, the following:

(a)    to each Seller, the Representative, the Escrow Agent and the other payees referenced in Section 1.3, the applicable Closing Payment, as set forth in the Pre-Closing Statement delivered pursuant to Section 1.4(a);

(b)    to each Selling Member, as applicable, the applicable Transfer and Assignment Agreement corresponding to such Selling Member’s Acquired Units, duly executed by Purchaser;

(c)    to the Representative, the Escrow Agreement, duly executed by each of the Escrow Agent and Purchaser;

(d)    a certified copy of the certificate of incorporation and bylaws of Purchaser and the resolutions of its board of directors approving this Agreement and the Transaction and the incumbency and signatures of the officers executing the Transaction Agreements; and

(e)    the TSA.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth on the disclosure schedule delivered by the Company to Purchaser on the date hereof concurrently with entry into this Agreement (the “Company Disclosure Schedule”) and attached to this Agreement as Schedule A (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, each Seller (severally as to itself and not jointly and severally) represents and warrants to Purchaser as follows:

3.1    Organization and Power. Such Seller (if not a natural person) is a limited liability company, corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of its state of incorporation, organization or formation. Such Seller has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.

3.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements and the consummation of the Transaction contemplated thereby have been duly authorized by the requisite action on the part of such Seller. No other action on the part of such Seller is necessary to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the performance of such Seller’s obligations hereunder or thereunder. Each of the Transaction Agreements to which such Seller is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by such Seller and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Seller, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

3.3    Conflicts; Consents of Third Parties.

(a)    Assuming the making of the filings and notifications and the receipt of the consents or waiting period terminations or expirations identified in Section 5.3(b), none of the execution, delivery and performance by such Seller of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by such Seller, conflicts with, violates or constitutes a default under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation by any third party under (in each case with or without notice or lapse of time, or both), (i) any provision of the Organizational Documents of such Seller (if not a natural person) or of the issuer of Acquired Securities being sold by such Seller; (ii) any Contract to which such Seller is a party or by which any of its properties or assets are bound; or (iii) any Law applicable to such Seller, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of such Seller to perform its obligations under this Agreement.

(b)    Except as set forth on Section 3.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or any other Person is required on the part of such Seller in connection with the execution and delivery by such Seller of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by such Seller, except as may be necessary as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates.

3.4    Acquired Securities. Such Seller owns (beneficially and of record), and has good, valid and marketable title to the Acquired Securities set forth opposite such Seller’s name on Section 3.4(a) of the Company Disclosure Schedule, in each case free and clear of all Liens other than Liens imposed by Purchaser or under applicable securities Laws or which will be discharged or released at or prior to Closing. There are no outstanding options, warrants, call or other rights or agreements to which such Seller is a party requiring such Seller to sell or transfer its Acquired Securities to any Person other than as provided in this Agreement. Such Seller is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Acquired Securities.

3.5    Legal Proceedings. There is no pending or, to the actual knowledge of such Seller, threatened, Legal Proceedings against such Seller which relates to the Acquired Securities owned by such Seller or, if determined adversely to such Seller, would reasonably be expected to adversely affect the ability of such Seller to consummate the Transaction. There is no outstanding Order imposed on such Seller that would reasonably be expected to adversely affect the ability of such Seller to consummate the Transaction.

3.6    Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SUCH SELLER MAKES NO, AND HAS NOT AUTHORIZED THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH SELLER, THE ACQUIRED SECURITIES, THE BLOCKERS, THE FAIRWAY GROUP COMPANIES OR THE TRANSACTION, AND SUCH SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH SELLER, ANY AFFILIATE OF SUCH SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SUCH SELLER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SUCH SELLER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SUCH SELLER OR ANY OF ITS AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY SUCH SELLER, THE COMPANY OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. SUCH SELLER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS CONDUCTED BY THE BLOCKERS AND THE FAIRWAY GROUP COMPANIES.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BLOCKERS

Except as set forth on the Company Disclosure Schedule (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, each of the GTGR Blocker, solely with respect to the GTCR Blocker, and the NCP Blocker, solely with respect to the NCP Blocker, severally and not jointly, represents and warrants to Purchaser as follows:

4.1    Organization. Such Blocker is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Such Blocker is duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on such Blocker. Such Blocker has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction.

4.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which such Blocker is a party and the consummation of the Transaction have been duly authorized by the requisite corporate action on the part of such Blocker. No other action on the part of such Blocker is necessary to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the performance of such Blocker’s obligations hereunder or thereunder. Each of the Transaction Agreements to which such Blocker is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by such Blocker and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of such Blocker, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

4.3    Conflicts; Consents of Third Parties.

(a)    Assuming the making of the filings and notifications and the receipt of the consents or waiting period terminations or expirations identified in Section 5.3(b), none of the execution, delivery and performance by such Blocker of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by such Blocker, conflicts with, violates or constitutes a default under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification or cancellation by any third party under (in each case with or without notice or lapse of time, or both), (i) any provision of the certificate of incorporation or bylaws of such Blocker; (ii) any Contract to which such Blocker is a party or by which any of its properties or assets are bound; or (iii) any Law applicable to such Blocker, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a material adverse effect on such Blocker or the ability of such Blocker to perform its obligations under this Agreement.

(b)    Except as set forth on Section 4.3(b) of the Company Disclosure Schedule, no consent, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority or any other Person is required on the part of such Blocker in connection with the execution and delivery by such Blocker of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by such Blocker, except as may be necessary as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates.

4.4    Units; Other Equity Interests. Such Blocker owns (beneficially and of record), and has good, valid and marketable title to the Units set forth opposite such Blocker’s name on Section 3.4(a) of the Company Disclosure Schedule, free and clear of all Liens other than Liens imposed by Purchaser or under applicable securities Laws or which are discharged or released at or prior to Closing. Except for the ownership of such Units, such Blocker does not own or hold the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any Person other than the Company. Such Blocker is not party to any voting trust or other agreement with respect to the voting, redemption, sale, pledge, transfer or other disposition of its Units.

4.5    Capitalization. Section 4.5 of the Company Disclosure Schedule sets forth all of the issued and outstanding shares of capital stock of such Blocker. All issued and outstanding shares of capital stock of such Blocker have been duly authorized and validly issued and are fully-paid and nonassessable and are not subject to, and were not issued in violation of, any preemptive right, right of first refusal, transfer restriction or similar right or any federal or state securities Laws. Except as set forth on Section 4.5 of the Company Disclosure Schedule, such Blocker does not have any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by such Blocker. Except as set forth on Section 4.5 of the Company Disclosure Schedule and for the Acquired Shares of such Blocker, there are no outstanding (a) shares of capital stock or other equity interests or voting securities of such Blocker, (b) securities convertible or exchangeable into capital stock of such Blocker, (c) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other contracts that require such Blocker to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem capital stock of such Blocker or (d) stock appreciation, phantom stock, profit participation or similar rights with respect to such Blocker.

4.6    Conduct of Business. Such Blocker is, and at all times has been, a passive holding company and has not directly engaged in any of the business activities conducted by the Fairway Group Companies or any other business activities, recognized any income, revenue or sales for Tax purposes (other than amounts reported on Schedule K-1 from its holdings of equity interests in the Fairway Group Companies or the Splitter), directly incurred any expenses (other than expenses incidental to the indirect holding of equity interests in the Fairway Group Companies or incurred in connection with the Transaction (which constitute Transaction Expenses)) or directly owned any assets or properties used by the Fairway Group Companies in the conduct of their respective businesses.

4.7    Employees. Such Blocker has no, and never has had any, employees.

4.8    Tax Matters.

(a)    Such Blocker has prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all Tax Returns required to be filed with respect to such Blocker, taking into account any valid extensions of time to file and all such Tax Returns are true, accurate and complete in all material respects and were prepared in substantial compliance with all applicable requirements of Law.

(b)    Such Blocker has timely paid, or caused to be timely paid, all Taxes required to be paid by it. Such Blocker has established adequate reserves for, and the Pre-Closing Statement will reflect such Blocker’s best estimate as of the Closing of, all accrued Taxes of such Blocker that are not yet due and payable as of such time.

(c)    No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against such Blocker that are still pending or have not been paid in full.

(d)    No extensions of the period for assessment of any Taxes or the assertion of any deficiency in respect of Taxes are in effect with respect to such Blocker.

(e)    Such Blocker is not under current examination, claim, audit, action, suit, proceeding or investigation by any Taxing Authority, nor has such Blocker received written notice from any Taxing Authority of an intention to begin such a proceeding.

(f)    There are no Liens for Taxes upon any of the assets or properties of such Blocker, except for Liens for Taxes that are not yet due and payable.

(g)    Such Blocker has never been a member of an affiliated, consolidated or similar group of entities filing a combined, unitary or consolidated Tax Return. Such Blocker (i) does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise and (ii) is not a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements the primary subject of which is not Taxes).

(h)    Such Blocker has not participated in any listed transaction within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)    Such Blocker has been treated as a corporation taxable under Section 11 of the Code (and any corresponding provision of state and local Tax law) since its date of formation.

(j)    No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of such Blocker or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date.

4.9    Legal Proceedings. Except as set forth on Section 4.9 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to such Blocker’s knowledge, threatened against such Blocker. There is no outstanding Order imposed on such Blocker.

4.10    Financial Advisors. Except as set forth on Section 4.10 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for such Blocker and no Person other than those Persons set forth on Section 4.10 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from such Blocker in connection with the Transaction.

4.11    No Liabilities. Except as set forth on Section 4.11 of the Company Disclosure Schedule and those incurred under this Agreement, such Blocker has no material liabilities, obligations or commitments of any nature, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise. Such Blocker has no Indebtedness and its assets are not subject to any Liens.

4.12    Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SUCH BLOCKER MAKES NO, AND HAS NOT AUTHORIZED THE COMPANY OR ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SUCH BLOCKER, THE ACQUIRED SECURITIES, THE FAIRWAY GROUP COMPANIES OR THE TRANSACTION, AND SUCH BLOCKER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SUCH BLOCKER, THE BLOCKER SELLERS, ANY AFFILIATE OF THE BLOCKER SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY SUCH BLOCKER OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), SUCH BLOCKER HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT,

CONSULTANT, OR REPRESENTATIVE OF SUCH BLOCKER OR ANY OF ITS AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE BLOCKER SELLERS, SUCH BLOCKER, THE COMPANY OR ANY OF THEIR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. SUCH BLOCKER DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS CONDUCTED BY SUCH BLOCKER AND THE FAIRWAY GROUP COMPANIES.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Company Disclosure Schedule (and provided that disclosure in any section of such Company Disclosure Schedule shall be deemed disclosed with respect to any other Section of this Agreement (in addition to the Section referenced in such schedule) to the extent that it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such other Section), as of the date hereof, the Company hereby represents and warrants to Purchaser as follows:

5.1    Organization and Power. Each of the Fairway Group Companies is a limited liability company or other legal entity duly formed or organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. Each of the Fairway Group Companies is in good standing and duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so qualified would not have, individually or in the aggregate, a Company Material Adverse Effect. The Company has the requisite power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Each of the Fairway Group Companies has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects.

5.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which the Company is a party and the consummation of the Transaction have been duly authorized by the requisite limited liability company action on the part of the Company. No other action on the part of the Company is necessary to authorize the execution and delivery of this Agreement and the other Transaction Agreements to which it is a party or the performance of the Company’s obligations hereunder or thereunder. Each of the Transaction Agreements to which the Company is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties thereto) each such Transaction Agreement, when so executed and delivered, will constitute, the legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

5.3    Conflicts; Consents of Third Parties.

(a)    Except as listed on Section 5.3(a) of the Company Disclosure Schedule, and assuming all Governmental Approvals as contemplated by Section 5.3(b) below have been obtained and are effective and all applicable waiting periods thereto have expired or been terminated and all filings and notifications described in Section 5.3(b) have been made, none of the execution, delivery and performance by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by the Company, (A) will result in the creation of any Lien upon any material property or asset of any Fairway Group Company or any of the Acquired Shares, or (B) conflict with, violate or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to any provision of (i) the Organizational Documents of any Fairway Group Company; (ii) any Material Contract or material Permit to which a Fairway Group Company is a party or by which any of their properties or assets are bound; or (iii) any Law applicable to any Fairway Group Company, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Company Material Adverse Effect.

(b)    Except as set forth on Section 5.3(b) of the Company Disclosure Schedule, no consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority (a “Governmental Approval”) or any other Person is required on the part of the Company or any Subsidiary of the Company in connection with the execution and delivery by the Company of this Agreement or the other Transaction Agreements to which it is a party or the consummation of the Transaction by the Company, except (i) as may be necessary as a result of the identity or the legal or regulatory status of Purchaser or its Affiliates and (ii) any such other Governmental Approval, the failure of which to make or obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

5.4    Capitalization; Operating Subsidiaries.

(a)    Section 5.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of each of the record and beneficial holders of the Units as of the Closing. The Sellers are the sole record and beneficial owners of all of the Units. The Units have been duly authorized and validly issued and are fully paid and nonassessable, are owned beneficially and of record by the Sellers, free and clear of any Liens (other than Liens relating to the Closing Date Indebtedness) and were not issued in violation of, any purchase or call option, right of first refusal, subscription rights, preemptive rights, transfer restriction or any similar rights or any federal or state securities Laws. Except for the Units and as otherwise set forth in Section 5.4(a) of the Company Disclosure Schedule, there are no outstanding (i) membership interests or other equity interests or voting securities of the Company, (ii) securities convertible or exchangeable into Units, membership interests or other equity interests or voting securities of the Company, (iii) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require the Company to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem Units, membership interests or other equity interests of the Company or (iv) equity appreciation, phantom equity, profit participation or similar rights with respect the Company.

(b)    Section 5.4(b) of the Company Disclosure Schedule sets forth a true and correct list of all Operating Subsidiaries, listing for each such Operating Subsidiary (i) its name, (ii) its jurisdiction of organization, (iii) the number and type of its issued and outstanding membership interests or shares of capital stock, as applicable, and (iv) the record and beneficial ownership of such membership interests or shares of capital stock. The Company has no Subsidiaries other than the Operating Subsidiaries. All of the issued and outstanding membership interest or shares of capital stock, as applicable, of each of the Operating Subsidiaries have been duly authorized and validly issued and, if applicable, are fully-paid and nonassessable, and were not issued in violation of, any purchase or call option, right of first refusal, subscription rights, preemptive rights, transfer restriction or any similar rights or any federal or state securities Laws, and are owned (either directly or indirectly) by the Company or one of the Operating Subsidiaries, free and clear of any Liens (other than Permitted Liens and limitations imposed by their Organizational Documents or any federal, state and foreign securities Laws). Except as otherwise set forth in Section 5.4(b) of the Company Disclosure Schedule, there are no outstanding (w) membership interests or other equity interests or voting securities of any Operating Subsidiary, (x) securities convertible or exchangeable into membership interests or other equity interests or voting securities of any Operating Subsidiary, (y) options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that require an Operating Subsidiary to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem membership interests or other equity interests of such Operating Subsidiary or (z) equity appreciation, phantom equity, profit participation or similar rights with respect any Operating Subsidiary. Except as set forth on Section 5.4(b) of the Company Disclosure Schedule, no Fairway Group Company owns or holds the right to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any Person (other than with respect to another Fairway Group Company).

(c)    Section 5.4(c) of the Company Disclosure Schedule sets forth an accurate and complete list of, for each Fairway Group Company and each Blocker: (i) the names of the members of the board of directors (or similar body); and (ii) the names and titles of the officers. The Company has made available to Purchaser accurate and complete copies of the Organizational Documents for each Fairway Group Company and each Blocker.

5.5    Financial Statements.

(a)    Section 5.5(a) of the Company Disclosure Schedule sets forth the following financial statements (collectively, the “Company Financial Statements”):

(i)    the audited consolidated balance sheet of the Company and its Subsidiaries (without giving effect to the Company Restructuring) as of December 31, 2017, and the related consolidated statements of income, member’s equity and cash flows of the Company and its Subsidiaries (without giving effect to the Company Restructuring) for the year then ended (the “Audited Statements”); and

(ii)    unaudited (A) consolidated balance sheet of the Company and its Subsidiaries (without giving effect to the Company Restructuring) as of September 30, 2018, and the related consolidated statements of income, member’s equity and cash flows of the Company and its Subsidiaries (without giving effect to the Company Restructuring) for the nine-month period ending September 30, 2018, (B) statements of revenues and certain expenses for (I) the twelve-month period ended December 31, 2017, (II) the nine-month period ended September 30, 2018, and (III) the nine-month period ended September 30, 2017, solely for the Business as operated in the Area, both in the aggregate for the Area and broken down by each of the markets comprising the Area, and (C) statement of certain operating assets and liabilities as of September 30, 2018, solely for the Business as operated in the Area (such statements described in (B) and (C) being referred to collectively as the “Market Statements”).

September 30, 2018 shall be referred to herein as the “Financial Information Reference Date”.

(b)    The Audited Statements (i) have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Fairway Group Companies as of the dates and for the periods indicated therein except, in each case as set forth on Section 5.5(b) of the Company Disclosure Schedule.

(c)    The Market Statements reasonably present, in all material respects, the revenues and those certain expenses referenced therein, and those certain operating assets and liabilities of the Business referenced therein, as operated in the Area, as of the dates and for the periods indicated therein except, (i) in each case as set forth on Section 5.5(c) of the Company Disclosure Schedule, (ii) the exclusion of certain costs, assets and liabilities, that are maintained by the Company, and not allocated to the Market Statements, (iii) that such Market Statements may be subject to normal year-end adjustments and (iv) for the absence of notes thereto throughout the periods covered thereby.

(d)    Each of the Fairway Group Companies makes and keeps books, records and accounts which, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets. Each of the Fairway Group Companies maintains systems of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(e)    Neither the Company nor any other Person makes any representation or warranty in this Section 5.5 or elsewhere in this Agreement with respect to the Audited Statements to the extent they reflect or are based on the financial results of the Other Markets or are not related to the Business as operated in the Area.

5.6    Undisclosed Liabilities. Except as set forth on Section 5.6 of the Company Disclosure Schedule, none of the Fairway Group Companies have any liabilities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), including any Indebtedness, that would be required to be reflected or reserved against on a combined balance sheet of the Fairway Group Companies prepared in accordance with GAAP, other than (a) as disclosed in, set forth on, or reflected or reserved against in the Company Financial Statements, (b) those incurred in the Ordinary Course of Business since the Financial Information Reference Date, (c) those included in the calculation of the Closing Consideration, (d) those that are repaid, terminated, forgiven, settled, cancelled or otherwise extinguished at Closing pursuant to the terms of this Agreement, (e) those incurred in connection with the Transaction, (f) those that would not have, individually or in the aggregate, a Company Material Adverse Effect and (g) those under Contracts set forth on the Company Disclosure Schedules or not required to be listed thereon (but not for breaches thereof).

5.7    Absence of Certain Developments. Except as set forth on Section 5.7 of the Company Disclosure Schedule and except for the Company Restructuring, since the Financial Information Reference Date (i) the business of the Fairway Group Companies has been conducted in all material respects in the Ordinary Course of Business, (ii) there has not been any event, change, occurrence or circumstance that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) none of the Fairway Group Companies have taken any of the following actions:

(a)    repurchased, redeemed or otherwise acquired any outstanding shares of capital stock, membership interests or other equity interests of any Fairway Group Company or any Blocker;

(b)    transferred, issued, sold or disposed of, or granted options, warrants or other rights to purchase or otherwise acquire, any shares of capital stock, membership interests or other equity interests of any Fairway Group Company or any Blocker;

(c)    effected any liquidation, merger, consolidation, restructuring, recapitalization, reclassification, reorganization or like change in the capitalization of any Fairway Group Company or any the Blocker;

(d)    amended the Organizational Documents of any Fairway Group Company or any the Blocker;

(e)    (A) incurred or assumed any Indebtedness or (B) made any investments in or loans or advances to any other Person, except in each case in the Ordinary Course of Business or to the extent any such Indebtedness, loans or advances will be discharged at or prior to Closing;

(f)    (A) acquired any corporation, limited liability company, partnership or other business organization or division thereof or (B) sold, leased or otherwise disposed of material assets or securities, except in the Ordinary Course of Business;

(g)    settled or compromised any Legal Proceedings in excess of $50,000 individually or $100,000 in the aggregate;

(h)    (A) materially increased the compensation or benefits payable or to become payable to any employee of any Fairway Group Company or any Blocker or (B) materially amended, adopted, or terminated any material Benefit Plans, except in each case as may have been required by an existing employment Contract or in the Ordinary Course of Business;

(i)    other than in the Ordinary Course of Business, materially amended, extended or terminated any Material Contract;

(j)    changed any methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy, except in each case as required by applicable Law or GAAP;

(k)    filed any Tax Returns, failed to pay any Taxes when due, made any material Tax election (except to the extent consistent with past practice), settled any Tax audit, or surrendered any material Tax refund;

(l)    directly or indirectly engaged in any transaction, arrangement or Contract with any Related Party (other than employment or consulting agreements entered into with individuals in the Ordinary Course of Business); or

(m)    entered into any agreement or otherwise made a commitment to do any the actions enumerated in this Section 5.7(iii).

5.8    Legal Proceedings. Except as set forth on Section 5.8 of the Company Disclosure Schedule, there are no (a) pending or, to the Knowledge of the Company, threatened Legal Proceedings against the Company or any Operating Subsidiary or any of their respective assets, properties or employees (in their capacities as such) that would be reasonably expected to result in (i) more than $250,000 in damages or (ii) injunctive relief prohibiting the consummation of the Transaction, except, in each case, for workers compensations claims and collections actions initiated by the Company or any Operating Subsidiary, in each case, in the Ordinary Course of Business or (b) Orders imposed upon any of the Fairway Group Companies. Notwithstanding the foregoing, for all purposes of this Agreement, none of the Company, the Sellers or the Blockers make any representation or warranty (pursuant to this Section 5.8 or otherwise) regarding the effect of the applicable antitrust, merger control, competition or fair trade laws on its ability to execute, deliver, or perform its obligations under this Agreement or to consummate the Transaction as a result of the enactment, promulgation, application or threatened or actual judicial or administrative investigation or Legal Proceeding under, or enforcement of, any antitrust, merger control, competition or fair trade Law with respect to the consummation of the Transaction.

5.9    Compliance with Laws; Permits.

(a)    Except as set forth on Section 5.9(a) of the Company Disclosure Schedule, the Company and the Operating Subsidiaries are, and since January 1, 2016 have been, in material compliance with all Laws applicable to their respective businesses or operations. Since January 1, 2016, neither the Company nor any of the Operating Subsidiaries have received any written notice of, or been formally charged by a Governmental Authority with, the material violation of any Laws, except as would not be material to the Fairway Group Companies.

(b)    Except as set forth on Section 5.9(b) of the Company Disclosure Schedule, the Fairway Group Companies have obtained (i) all Permits, other than Outdoor Advertising Permits, that are material to the Business and required for the ownership and/or operation of the assets of the Fairway Group Companies and (ii) all Outdoor Advertising Permits required to operate each Structure that generated at least $50,000 in revenues in the twelve months ending on October 31, 2018. All such Permits are validly held by a Fairway Group Company, and the applicable Fairway Group Company has complied in all material respects with the terms and conditions thereof. Since January 1, 2016, no Fairway Group Company has received written notice of any Legal Proceeding or other material noncompliance relating to any such Permits.

(c)    None of the representations and warranties contained in this Section 5.9 shall be deemed to relate to tax matters (which are governed by Section 5.10) environmental matters (which are governed by Section 5.12), employee benefits matters (which are governed by Section 5.16), or employment matters (which are governed by Section 5.17).

5.10    Taxes.

(a)    The Fairway Group Companies have prepared and timely filed, or caused to be prepared and timely filed, with the appropriate Taxing Authorities, all material Tax Returns required to be filed with respect to the Fairway Group Companies, taking into account any extensions of time to file and all such Tax Returns are true, accurate and complete in all material respects and were prepared in substantial compliance with all applicable requirements of Law.

(b)    The Fairway Group Companies have timely paid, or caused to be timely paid, all Taxes required to be paid by each of them. The Fairway Group Companies have established adequate reserves for, and the Pre-Closing Statement will reflect each such Fairway Group Company’s best estimate as of the Closing of, all accrued Taxes of such Fairway Group Company that are not yet due and payable as of such time.

(c)    No material deficiencies for any Taxes have been proposed, asserted or assessed in writing against any Fairway Group Company that are still pending or have not been paid in full.

(d)    No extensions or waivers of the period for assessment of any Taxes or the assertion of any deficiency in respect of Taxes are in effect with respect to any Fairway Group Company.

(e)    None of the Fairway Group Companies is under current material examination, claim, audit, action, suit, proceeding or investigation by any Taxing Authority, nor has any Fairway Group Company received written notice from any Taxing Authority of an intention to begin such a proceeding.

(f)    No claim has been made in writing by any Taxing Authority in a jurisdiction where the Fairway Group Companies does not file Tax Returns with respect to a particular Tax that the Fairway Group Companies is or may be subject to taxation in such jurisdiction that has not been resolved, except for claims that would not be material to the Fairway Group Companies.

(g)    There are no Liens for Taxes upon any of the assets or properties of the Fairway Group Companies, except for Liens for Taxes that are not yet due and payable.

(h)    No Fairway Group Company has participated in any listed transaction within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i)    None of the Fairway Group Companies (i) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law, as a transferee or successor, by contract or otherwise or (ii) is a party to or bound by any Tax allocation or sharing agreement (other than commercial agreements the primary subject of which is not Taxes).

(j)    Each Contract, plan or other arrangement of the Fairway Group Companies that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code (each, a “409A Plan”) complies in all material respects, in both form and operation, with and has been maintained in all material respects in accordance with the requirements of Sections 409A(a)(2), (3), and (4) of the Code and any U.S. Department of Treasury or IRS guidance issued thereunder and no amount under any such 409A Plan is or has been subject to the interest and additional Tax set forth under Section 409A(a)(1)(B) of the Code.

(k)    Neither the Company nor any of the Operating Subsidiaries has made an election pursuant to Treasury Regulations Section 301.7701-3 (or any comparable provision pursuant to state, local or foreign Law) to be treated as an association taxable as a corporation for tax purposes. The Company has been treated as a partnership for U.S. federal (and applicable state and local) income tax purposes since its date of formation, and, except as set forth on Section 5.10(k) of the Company Disclosure Schedule, each of the Operating Subsidiaries is and has been treated as a partnership or a disregarded entity for U.S. federal (and applicable state and local) income tax purposes since its date of formation. Each Fairway Group Company that is treated for U.S. federal income tax purposes as the owner of any outdoor advertising display (within the meaning of Section 1033(g)(3) of the Code) has in effect an election to treat all such outdoor advertising displays as real property pursuant to Section 1033(g)(3) of the Code and has filed all Tax Returns for periods during which such election was in effect in a manner consistent with such election.

(l)    No representation or warranty is made in this Agreement with respect to the amount, sufficiency or usability of any net operating loss, capital loss, Tax basis or other Tax attribute of any Fairway Group Company or the availability of any Tax position in any taxable period (or portion thereof) beginning after the Closing Date.

5.11    Title to Properties.

(a)    Section 5.11(a) of the Company Disclosure Schedule contains an accurate and complete description of all Owned Sign Location Properties that generated at least $100,000 in client revenues in the twelve months ending on October 31, 2018 (“Material Owned Sign Location Properties”). Except as set forth on Section 5.11(a) of the Company Disclosure Schedule, the Operating Subsidiaries, as applicable, have good and marketable fee simple title to all Material Owned Sign Location Properties, free and clear of all Liens (other than Permitted Liens). Other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Material Owned Sign

Location Properties. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any Material Owned Sign Location Properties, except as would not be material to the Fairway Group Companies.

(b)    Section 5.11(b) of the Company Disclosure Schedule contains an accurate and complete description of all Sign Location Leases that generated at least $100,000 in client revenues in the twelve months ending on October 31, 2018 (“Material Sign Location Leases”). The Fairway Group Companies hold a valid and existing leasehold interest in the Material Sign Location Leases in accordance with the terms thereto. Except as set forth on Section 5.11(b) of the Company Disclosure Schedule, each Material Sign Location Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of an Operating Subsidiary, and, to the Knowledge of the Company, the other parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Operating Subsidiaries or, to the Knowledge of the Company, any other party to the Material Sign Location Leases is in breach or default under such Material Sign Location Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Material Sign Location Lease, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Fairway Group Companies has entered into any Contract other than this Agreement for the assignment or other transfer of Sign Location Leases.

(c)    Section 5.11(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all Office Properties, indicating with respect to each such Office Property (i) its address, (ii) whether it is owned (an “Owned Office Property”) or Leased (a “Leased Office Property”) by a Fairway Group Company and (iii) the identity of the Fairway Group Company that owns or Leases such Office Property. Except as set forth in Section 5.11(c) of the Company Disclosure Schedule, a Fairway Group Company (i) has good and marketable fee simple title to such Owned Office Property, free and clear of all Liens (other than Permitted Liens); (ii) has not leased or otherwise granted to any Person the right to use or occupy such Owned Office Property or any portion thereof; and (iii) other than the right of Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Sign Location Properties. No Fairway Group Company is a party to any agreement or option to purchase any real property or interest therein. The Fairway Group Companies hold a valid and existing leasehold interest in the Office Leases in accordance with the terms thereto. Except as set forth on Section 5.11(c) of the Company Disclosure Schedule, each Office Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of a Fairway Group Company, as the case may be, and, to the Knowledge of the Company, the other parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Operating Subsidiaries or, to the Knowledge of the Company, any other party to the Office Leases is in breach or default under such Office Lease and no event has occurred or circumstances exist which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration of rent under such Office Lease, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Fairway Group Companies has entered into any Contract other than this Agreement for the assignment or other transfer of Office Lease. The Company has made available to Purchaser accurate and complete copies of all Office Leases. There are no condemnation proceedings or eminent domain proceedings of any kind pending or, to the Knowledge of the Company, threatened against any Owned Office Property.

(d)    The Owned Real Property and the Leased Real Property comprise all of the real property currently used in, or otherwise related to, the business of the Fairway Group Companies.

5.12    Environmental Matters.

(a)    Except as set forth on Section 5.12(a) of the Company Disclosure Schedule:

(i)    The Fairway Group Companies are, and have been since January 1, 2016, in compliance in all material respects with all Environmental Laws applicable to their respective businesses or operations.

(ii)    The Fairway Group Companies maintain, have complied with since January 1, 2016, and are in compliance, in each case in all material respects with, all Permits that are required under Environmental Laws for the operation of their respective businesses as presently conducted (collectively, the “Environmental Permits”) and the Fairway Group Companies are not in material default or material violation of any term, condition or provision of any Environmental Permit.

(iii)    Since January 1, 2016, the Fairway Group Companies have not received any notice of a Legal Proceeding, Order, claim or any other information alleging that any of the Fairway Group Companies is or was in material violation of or has any material liability, including for cleanup or remediation of Hazardous Materials under any Environmental Law.

(iv)    None of the Fairway Group Companies has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Hazardous Materials or Environmental Law, so as to give rise to any current or future material liability of any of the Fairway Group Companies pursuant to any Environmental Law.

(v)    The Sellers have made available to Purchaser copies of all environmental reports, audits, assessments, and investigations, and all other material environmental documents, related to any of the Fairway Group Companies, their predecessors, or any of their past or present owned or leased properties, facilities or locations, that are in the possession of Sellers or any of the Fairway Group Companies.

5.13    Material Contracts.

(a)    Section 5.13(a) of the Company Disclosure Schedule sets forth a list of all of the following Contracts as of the date of this Agreement to which any Fairway Group Company is a party or by which it is bound (collectively, the “Material Contracts”):

(i)    Contracts with each current officer and director, or current employee or consultant of a Fairway Group Company who receives annual compensation (excluding bonus and commissions) in excess of $250,000;

(ii)    Contracts entered into since January 1, 2016 (or pursuant to which any unpaid amounts or future obligations remain) relating to the acquisition or disposition by a Fairway Group Company of any operating business, product line or the capital stock or equity interests of any other Person;

(iii)    Contracts for or relating to the making of any material loans to, or guarantee of obligations of, or investments in, another Person;

(iv)    Contracts (or groups of related contracts), other than purchase orders entered into in the Ordinary Course of Business, which are expected to involve payment to or by a Fairway Group Company of more than $250,000 in the aggregate during the fiscal year ending December 31, 2018 (other than any Sign Location Lease);

(v)    Contracts granting a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests or capital stock in a Fairway Group Company or a Blocker;

(vi)    Contracts containing covenants of a Fairway Group Company prohibiting or materially limiting the right of any of the Fairway Group Companies to compete in any line of business or prohibiting or restricting their ability to conduct business with any Person or provide services to any Person in any geographic area or limiting their ability to solicit or hire any Person;

(vii)    Contracts for joint venture agreements, strategic alliances, sharing of profits or similar partnerships;

(viii)    Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the assets of the Company or any Operating Subsidiary, including indentures, guarantees, loan or credit agreements;

(ix)    Contracts involving the settlement of any Legal Proceeding to which any unpaid amounts or future obligations remain;

(x)    Contracts that require any of the Fairway Group Companies to make any capital expenditures exceeding $100,000;

(xi)    Contracts other than Sign Location Leases, under which it is lessee of, or holds or operates any property, real or personal, owned by any other Person, for which the annual base rent exceeds $50,000;

(xii)    Contracts under which it is lessor of or permits any third Person to possess or operate any property, real or personal, for which the annual base rent exceeds $50,000;

(xiii)    each Transit Contract; and

(xiv)    Contracts which provide for indemnification to any Person (other than (x) agreements with customers, vendors, lenders or lessors entered into in the Ordinary Course of Business or (y) the Organizational Documents of the Fairway Group Companies) or the assumption of any material Tax or material environmental liability.

(b)    All Material Contracts are in written form. Except as set forth on Section 5.13(b) of the Company Disclosure Schedule, each Material Contract is in full force and effect and is a legal, valid, binding and enforceable obligation of the Fairway Group Company party thereto, as the case may be, and, to the Knowledge of the Company, of the other party or parties thereto, except (i) as enforceability may be limited by applicable Equitable Principles or (ii) where the failure to be legal, valid, binding or enforceable would not have, individually or in the aggregate, a Company Material Adverse Effect. None of the Fairway Group Companies or, to the Knowledge of the Company, any other party to the Material Contracts is in breach or default under such Material Contract and no event has occurred or circumstances exist (in each case solely with respect to the Fairway Group Companies) which, with the delivery of notice, the passage of time or both, would constitute a breach or default, or permit the termination, modification or acceleration under such Material Contract. No party to any Material Contract has exercised any termination rights with respect thereto, and no party has given notice of any dispute with respect to any Material Contract.

5.14    Personal Property. Except as set forth in Section 5.14 of the Company Disclosure Schedule, each of the Fairway Group Companies has good title to (or a valid leasehold interest in) the tangible personal property currently used in the conduct of the business of such Fairway Group Company (other than items of tangible personal property that individually and in the aggregate are immaterial to the operation of such business), and such title or leasehold interests are free and clear of all Liens (other than Permitted Liens). All items of tangible personal property that are (individually or in the aggregate) material to the operation of the business of the Fairway Group Companies are in reasonably good operating condition and repair (ordinary wear and tear excepted). Immediately following the Closing, the Fairway Group Companies will have the exclusive right to possess the books, records, assets and properties of the Fairway Group Companies as of immediately prior to the Closing, including all keys and security codes to all offices and properties, databases, files, internet websites and necessary passwords to computers and systems and all original Lease and Permit files.

5.15    Intellectual Property. Except as set forth on Section 5.15 of the Company Disclosure Schedule, all material Intellectual Property that is currently used in the conduct of business of the Fairway Group Companies is either (a) owned by a Fairway Group Company (such Intellectual Property, “Owned Intellectual Property”), or (b) licensed, as set forth on Section 5.13(a) of the Company Disclosure Schedule, by a Fairway Group Company (such Intellectual Property, “Licensed Intellectual Property”), except, in each case, where a failure to so own or license such Intellectual Property would not have, individually or in the aggregate, a Company Material Adverse Effect. Section 5.15 of the Company Disclosure Schedule sets forth a list of all material registrations and applications for registration with a Governmental Authority of Owned Intellectual Property, except as would not have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 5.15 of the Company Disclosure Schedule, there is no pending claim by any third party contesting the ownership or use by the Fairway Group Companies of any Owned Intellectual Property. Except as set forth on Section 5.15 of the Company Disclosure Schedule, the Fairway Group Companies in the operation of their business do not and have not infringed, violated or misappropriated any Intellectual Property of any third party, except for any infringement, violation or misappropriation that would not have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, except as set forth on Section 5.15 of the Company Disclosure Schedule, no third party is infringing or misappropriating any Owned Intellectual Property in any material respect. The Fairway Group Companies have taken commercially reasonable precautions to protect the confidentiality of the trade secrets of their business.

5.16    Employee Benefits Plans.

(a)    Section 5.16(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Benefit Plans. For purposes of this Agreement, “Benefit Plan” means each “employee benefit plan” (as that term is defined in Section 3(3) of ERISA), each pension, retirement, profit-sharing, deferred compensation, equity or equity-based, health and welfare, severance pay, vacation, bonus, incentive, fringe benefit, retention, employment or each change of control plan or agreement that is maintained, sponsored or contributed to by any of the Fairway Group Companies for the benefit of their employees, officers or directors.

(b)    For each material Benefit Plan, the Company has made available to Purchaser the following (to the extent applicable): (i) the current plan document and all amendments thereto; (ii) the most recent summary plan description (and any summaries of material modifications with respect thereto); (iii) the three most recent annual reports on Form 5500 (with all accountants’ opinions, schedules and attachments); (iv) the most recent IRS opinion or determination letter; (v) any current insurance policy that implements the terms of such Benefit Plan; and (vi) the current trust document with respect to any Benefit Plan.

(c)    No Benefit Plan is a “defined benefit plan” subject to Section 412 of the Code or Title IV of ERISA, or a “multiemployer plan” (as defined in Section 3(37) of ERISA). No Fairway Group Company sponsors, maintains or contributes to, or has any liability (including liability on account of being considered a single employer under Section 414 of the Code with any other Person) with respect to, a plan that is subject to Title IV of ERISA.

(d)    Each Benefit Plan has been maintained, funded and administered in compliance, in all material respects, with its terms and the applicable provisions of ERISA and the Code. Each Benefit Plan that is intended to meet the requirements of a “qualified plan” under Sections 401(a) or 501(c)(9) of the Code has received a favorable determination, opinion, or approval letter from the IRS. With respect to each Benefit Plan, all material contributions, distributions, reimbursements and premium payments that are due have been timely made. No Fairway Group Company is liable for any material tax or penalty with respect to any Benefit Plan, including any liability imposed by under ERISA Section 502, ERISA Section 4071, or Chapter 43 of the Code and to the Knowledge of the Company no facts exist which would be reasonably expected to trigger such material taxes or penalties.

(e)    No Legal Proceeding (other than routine claims for benefits) has been instituted or, to the Knowledge of the Company, threatened against any Benefit Plan. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan, in each case that would result in material liability to any Fairway Group Company.

(f)    Except as provided in Section 5.16(f) of the Company Disclosure Schedule, no Fairway Group Company maintains or has any obligation to provide any post-termination or post-retirement health or life insurance benefits to any Person, except as may be required by Section 4980B of the Code and Section 601 of ERISA (“COBRA”) or any other applicable Law.

(g)    Except as set forth on Section 5.16(g) of the Company Disclosure Schedule, the execution and delivery of this Agreement or the consummation of the Transaction (either alone or in combination with another event) will not result in the payment of any amount under any arrangements in effect on the date of this Agreement that would, individually or in combination with any other such payment, not be deductible as a result of Section 280G of the Code. Except as set forth in Section 5.16(g) of the Company Disclosure Schedule, the Transaction alone, or in a combination with any other event, will not accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer or director of any of the Fairway Group Companies under any Benefit Plan.

(h)    No asset of any of the Fairway Group Companies is subject to any security interest or lien under the Code relating to the Benefit Plans or under Title I or Title IV of ERISA, including ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b).

(i)    No Fairway Group Company has incurred any liability which could subject any of its assets to liability under ERISA Section 4062, 4063, 4064 or 406.

(j)    No Fairway Group Company has incurred or been assessed any withdrawal liability within the meaning of ERISA Section 4201 or any contingent withdrawal liability under ERISA Section 4204 to any multiemployer plans as defined by ERISA Section 4001(3) (a “Multiemployer Plan”).

(k)    No event has occurred or is reasonably expected to occur (including in connection with this transaction) with respect to any Fairway Group Company that could reasonably be expected to result in an assessment of withdrawal liability within the meaning of ERISA Section 4201 or any contingent withdrawal liability under ERISA Section 4204 to any Multiemployer Plan.

5.17    Labor. No Fairway Group Company is a party to any collective bargaining agreement or similar Contract with any labor organization with respect to any employee or group of employees of the Fairway Group Companies. Except as set forth on Section 5.17 of the Company Disclosure Schedule, since January 1, 2016 (i) there have been no material strikes, work stoppages, work slowdowns, lockouts, picketing or other similar labor disputes pending or, to the Knowledge of the Company, threatened against any Fairway Group Company, (ii) there have been no material unfair labor practice charges or material grievances, charges or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of any of the Fairway Group Companies against any of the Fairway Group Companies and (iii) to the Knowledge of the Company, there have been no union organizing or decertification activities pending or threatened. Since January 1, 2016, no Fairway Group Company has implemented any employee layoffs that would trigger the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”) and no Fairway Group Company will incur liability under the WARN Act in connection with any of the transactions facilitated by the Company Restructuring.

5.18    Transactions With Related Parties. Except as set forth on Section 5.18 of the Company Disclosure Schedule, no officer, director, member or stockholder of any of the Fairway Group Companies, nor any Affiliate of a Fairway Group Company (other than the Fairway Group Companies) (each a “Related Party”), is currently a party to any transaction or Contract with a Fairway Group Company (other than employment or consulting agreements entered into with individuals in the Ordinary Course of Business) or has any interest in any property or asset used by a Fairway Group Company.

5.19    Insurance. All material insurance policies with respect to the properties, assets or business of the Fairway Group Companies, which are set forth on Section 5.19 of the Company Disclosure Schedule, are in full force and effect and all premiums due and payable thereon have been paid in full as of the date of this Agreement. As of the date of this Agreement, neither the Company nor any of the Operating Subsidiaries have received a written notice threatening cancellation or non-renewal of, or a material premium increase with respect to, any such insurance policy. As of the date of this Agreement, except as set forth on Section 5.19 of the Company Disclosure Schedule, no Fairway Group Company has made any material claim under any such insurance policies which is currently pending. Accurate and complete copies of the insurance policies identified or required to be identified in Section 5.19 of the Company Disclosure Schedule have been made available to Purchaser.

5.20    Financial Advisors. Except as set forth on Section 5.20 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for the Sellers or the Fairway Group Companies and no Person other than those Persons set forth on Section 5.20 of the Company Disclosure Schedule is entitled to any fee or commission or like payment from the Sellers, the Company or any of the Operating Subsidiaries in connection with the Transaction.

5.21    Structures and Panels.

(a)    Section 5.21(a) of the Company Disclosure Schedule includes a complete list of all Structures and Panels owned or operated by the Company or any Operating Subsidiary as of December 19, 2018. Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, neither the Company nor any of the Operating Subsidiaries has received written notice that any such Structures or Panels that generated at least $50,000 in client revenues in the twelve months ending on September 30, 2018 (“Material Structures”) are not either (i) legal and conforming, or (ii) legal and nonconforming. Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, to the Knowledge of the Company, all of the Material Structures meet the requirements of the applicable existing outdoor advertising contracts to which the Company or any Operating Subsidiary is a party (including number of boards and illumination). Except as set forth on Section 5.21(a) of the Company Disclosure Schedule, all of the Material Structures are located on a parcel of Owned Real Property or a parcel of land subject to a Sign Location Lease or easement and, to the Knowledge of the Company, do not encroach on the property of others, either public or private; and, to the Knowledge of the Company, the Company or the applicable Operating Subsidiary has continuous and uninterrupted access to each such Material Structure pursuant to the terms of the applicable Sign Location Lease, easement or parcel of Owned Real Property. Except as set forth in Section 5.21(a) of the Company Disclosure Schedule, the Company or the applicable Operating Subsidiary has title to all Material Structures free and clear of all Liens (other than Permitted Liens).

(b)    Each digital Structure and its component parts are subject to a (i) manufacturer’s warranty or an extended parts Contract; (ii) installation warranty; and (iii) maintenance service Contract (including labor). All such warranties and Contracts are in full force and effect and are a legal, valid, binding and enforceable obligation of the Company or the applicable Operating Subsidiary, and, to the Knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable Equitable Principles.

5.22    Certain Payments. None of Sellers or any Fairway Group Company nor, to the Knowledge of the Company, any director, officer, employee, or other Person associated with or acting on behalf of any of them, has directly or indirectly since January 1, 2016, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business for any of the Fairway Group Companies, (ii) to pay for favorable treatment for business secured by any of the Fairway Group Companies or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any of the Fairway Group Companies, in each case to the extent such would be a violation of any applicable Law.

5.23    Books and Records. The copies of the minute books containing the corporate, limited liability company and/or similar governance records of meetings of the Fairway Group Companies and the Blockers made available to Purchaser are accurate and complete in all material respects and contain records of all meetings of, and corporate action taken by (including action taken by written consent), the Fairway Group Companies and the Blockers since January 1, 2016.

5.24    Bank Accounts; Power of Attorney. Set forth in Section 5.24 of the Company Disclosure Schedule is an accurate and complete list showing (a) the name and address of each bank in which the Fairway Group Companies and the Blockers have an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Fairway Group Companies and a summary statement of the terms thereof.

5.25    Insolvency. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to the Knowledge of the Company, threatened against any Fairway Group Company or any Blocker, and neither the Company nor any of its Affiliates is insolvent or generally not paying its debts as they become due.

5.26    Representations and Warranties Insurance Policy. Sellers and/or the Representative have provided to Purchaser full and complete copies of (a) that certain Buyer-Side Representations and Warranties Insurance Policy, Policy Number 28429313, issued by Lexington Insurance Company (the “RWI Policy”), and (b) the Acquisition Agreement (as defined in the RWI Policy). As of the date of this Agreement, no Fairway Group Company has made any claim under the RWI Policy.

5.27    Limitations of Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY MAKES NO, AND HAS NOT AUTHORIZED ANY OF ITS AFFILIATES TO MAKE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY, THE ACQUIRED SECURITIES, THE BLOCKERS, THE FAIRWAY GROUP COMPANIES OR THE TRANSACTION, AND THE COMPANY DISCLAIMS ANY OTHER

REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY, ANY AFFILIATE OF THE COMPANY, OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES, AGENTS OR REPRESENTATIVES AND IF MADE, SUCH REPRESENTATION OR WARRANTY MAY NOT BE RELIED UPON BY PURCHASER OR ANY OF ITS AFFILIATES AND REPRESENTATIVES AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF ITS AFFILIATES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, PROJECTION, FORECAST, STATEMENT, MEMORANDUM, PRESENTATION, ADVICE OR INFORMATION THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES), INCLUDING ANY INFORMATION MADE AVAILABLE IN ANY ELECTRONIC DATA ROOM HOSTED BY THE COMPANY OR ANY OF ITS REPRESENTATIVES IN CONNECTION WITH THE TRANSACTION. THE COMPANY DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR FUTURE PROFITABILITY OF THE BUSINESS CONDUCTED BY THE BLOCKERS AND THE FAIRWAY GROUP COMPANIES.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth on the disclosure schedule delivered by Purchaser to the Seller concurrently with entry into this Agreement and attached to this Agreement as Schedule B (the “Purchaser Disclosure Schedule”), as of the date hereof, Purchaser hereby represents and warrants as follows:

6.1    Organization and Power. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transaction. Purchaser has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is in good standing and duly licensed or qualified to do business in each jurisdiction in which the nature of its business or the character or location of any properties or assets owned or leased by it makes such licensing or qualification necessary, except for those jurisdictions where the failure to be so licensed or qualified would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.2    Authorization of Agreement. The execution and delivery of the Transaction Agreements to which it is a party and the consummation of the Transaction has been duly authorized by the requisite corporate, limited liability company, limited partnership or other similar action on the part of Purchaser. Each of the Transaction Agreements to which it is a party has been or will be at or prior to the Closing, duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties thereto) each of the Transaction Agreements, when so executed and delivered, will constitute, the legal, valid and binding obligations of Purchaser, enforceable against it in accordance with its terms, subject to applicable Equitable Principles.

6.3    Conflicts; Consents of Third Parties.

(a)    Assuming the making of the filings and notifications and the receipt of the consents or waiting period terminations or expirations identified in Section 6.3(b), none of the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction, conflicts with, violates or constitutes a default (with or without notice or lapse of time, or both) under, or permit the acceleration of any obligation under, or give rise to a right of termination, modification cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to any provision of (i) the Organizational Documents of Purchaser or any of its Affiliates; (ii) any Contract or Permit to which Purchaser or any of its Affiliates is a party or by which any of the properties or assets of Purchaser or any of its Affiliates are bound; or (iii) any Law applicable to Purchaser or any of its Affiliates, except in the case of clauses (ii) and (iii), where such conflict, violation or default would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b)    No consent, notice, waiver, approval, waiting period expiration or termination, Order, Permit or authorization of, or declaration, registration or filing with, or notification to, any Governmental Authority is required on the part of Purchaser or any of its Affiliates in connection with the execution and delivery by Purchaser of this Agreement or the other Transaction Agreements to which it is a party, or the consummation of the Transaction by Purchaser, except for such Governmental Approval, the failure of which to make or obtain would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.4    Legal Proceedings. There are no pending or, to the knowledge of Purchaser, threatened, Legal Proceedings against Purchaser or any of its Affiliates that would have, individually or in the aggregate, a Purchaser Material Adverse Effect. There is no outstanding material Order imposed upon Purchaser or any of its Affiliates or any of their respective assets, except for Legal Proceedings which, if adversely determined, would not have, individually or in the aggregate, a Purchaser Material Adverse Effect.

6.5    Financial Capability. Purchaser has (i) sufficient cash on hand (without giving effect to any unfunded financing regardless of whether any such financing is committed) to pay the Purchase Price and all related fees and expenses in connection with the Transaction and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and Purchaser has not incurred any obligation, commitment, restriction or liability of any kind that would impair or adversely affect such resources and capabilities.

6.6    Investment. Purchaser is acquiring the Acquired Securities for its own account and for investment purposes and not with a view to the distribution thereof. Purchaser acknowledges that the Acquired Securities have not been registered under the Securities Act or any state securities law and Purchaser must bear the economic risk of its investment in the Acquired Securities until and unless the offer and sale of such Acquired Securities is subsequently registered under the Securities Act and all applicable state securities Laws or an exemption from such registration is applicable. Purchaser has conducted an examination of available information relating to the Blockers and the Fairway Group Companies and their respective businesses, Purchaser has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating an investment in the Acquired Securities, and Purchaser can bear the economic risk of an investment in the Acquired Securities and can afford a complete loss of such investment.

6.7    Solvency. Immediately after giving effect to the Transaction (including any financing arrangements entered into in connection therewith), (i) the amount of the “fair saleable value” of the assets of each of the Blockers and the Fairway Group Companies will exceed (A) the value of all liabilities of such Blockers and Fairway Group Companies, including contingent and other liabilities, and (B) the amount that will be required to pay the probable liabilities of such Blockers and Fairway Group Companies on their existing debts (including contingent liabilities) as such debts become absolute and matured, (ii) each of the Blockers and the Fairway Group Companies will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged, and (iii) each of the Blockers and the Fairway Group Companies will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of the foregoing, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due. The Transaction is not being made by Purchaser with the intent to hinder, delay or defraud any present or future creditors of Purchaser, any Blocker or any of the Fairway Group Companies.

6.8    Financial Advisors. Except as set forth on Section 6.8 of the Purchaser Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder, agent, investment banker or financial advisor for Purchaser or its Affiliates and no Person is entitled to any fee or commission or like payment from Purchaser or its Affiliates in connection with the Transaction.

6.9    No Other Representations and Warranties; No Reliance; Purchaser Investigation.

(a)    Purchaser acknowledges and agrees that, except as expressly set forth in ARTICLE III, ARTICLE IV or ARTICLE V, the Sellers and the Company make no (and Purchaser has not relied upon any) promise, representation or warranty, express or implied, relating to the Blockers, the Fairway Group Companies, itself, or any of their respective businesses, operations, assets, liabilities, conditions or prospects or the Transaction, including with respect to merchantability, fitness for any particular or ordinary purpose, or as to the accuracy or completeness of any information regarding any of the foregoing, or as to any other matter, notwithstanding the delivery or disclosure to Purchaser or any of its Affiliates or representatives of any documents, opinions, projections, forecasts, statements, memorandums, presentations, advice or information (whether communicated orally or in writing), and any such other promises, representations or warranties, or liability or responsibility therefor, are hereby expressly disclaimed. In addition, Purchaser acknowledges and agrees that Purchaser has not executed or authorized the execution of this Agreement in reliance upon any promise, representation or warranty not expressly set forth in ARTICLE III, ARTICLE IV OR ARTICLE V.

(b)    Purchaser acknowledges and agrees that (i) the Sellers and the Company have made available to Purchaser, for the purposes of due diligence, material documents, forecasts or other information relating to the Blockers and the Fairway Group Companies and the Transaction and (ii) Purchaser has made its own independent inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Sellers, the Blockers, the Fairway Group Companies, the Acquired Securities and the Transaction and, in making its determination to proceed with the Transaction, Purchaser has relied only on the representations and warranties set forth in ARTICLE III, ARTICLE IV and ARTICLE V and the results of its own independent investigation and independent judgment.

ARTICLE VII

COVENANTS

7.1    Purchaser’s Investigation. No information or knowledge obtained by Purchaser during the pendency of the Transaction in any investigation shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.

7.2    Cooperation; Filings and Approvals.

(a)    In order to enable Purchaser (or its Affiliates or any assignees of the same) to comply with reporting requirements, Sellers and the Representative hereby consent to Purchaser (or its agents, representatives, auditor or accountants (the “Auditors”)) performing an audit of the Company, the Blockers and the Operating Subsidiaries in compliance with Rule 3-14 of Regulation S-X of the U.S. Securities and Exchange Commission (the “SEC” and such audit, the “Audit”) (to be delivered by the Auditors on or before February 15, 2019). At no out-of-pocket fee or expense to Sellers, Sellers shall allow the Auditors to conduct an audit of the income statements of the Company, the Blockers and the Operating Subsidiaries for the completed fiscal year ended December 31, 2017 and to prepare an unaudited compilation of the financial statements in comparable form for the nine-month period ended September 30, 2018, and shall cooperate with and provide reasonable assistance to the Auditors in the conduct of such Audit. In connection with the Audit, at Purchaser’s request and in the Auditor’s sole discretion, Sellers and the Representative shall use commercially reasonable efforts to discuss the proposed Audit and compilation with the Auditors. Sellers and the Representative further agree, at no cost or charge to Sellers or the Representative, to (for a period of six (6) months following the Closing) provide commercially reasonable cooperation with Purchaser’s Auditors, including making available, at reasonable times and upon reasonable prior notice, to Purchaser and Purchaser’s Auditors, Sellers’ accounting personnel whose past responsibilities have included accounting functions relating to the Company and the Operating Subsidiaries, including without limitation answering reasonable questions posed by the Auditors. Sellers and the Representative agree to retain copies (physical or electronic) of the accounting books and records of the Company and the Operating Subsidiaries for a period of one year following the Closing (excluding any accounting records books and records, the right to possession of which is transferred to Purchaser pursuant to Section 2.2(j)). Purchaser shall reimburse Sellers and the Representative for any out of pocket costs and expenses incurred by Sellers or the Representative in complying with this Section 7.2(a), provided such costs and expenses are approved in advance by Purchaser. Additionally, within ninety (90) days following the Closing, Sellers shall use commercially reasonable efforts to provide to Purchaser and/or its financing sources a customary officer’s certificate of the Chief Financial Officer of Fairway 2.0 (or such other officer responsible for the preparation of the Company Financial Statements) that (A) the Audited Statements (i) have been prepared in accordance with GAAP and (ii) present fairly, in all material respects, the consolidated financial condition and results of operations of the Fairway Group Companies as of the dates and for the periods indicated therein and (B) the Market Statements reasonably present, in all material respects, the revenues and those certain expenses referenced therein, and those certain operating assets and liabilities of the Business referenced therein, as operated in the Area, as of the dates and for the periods indicated therein except, (i) certain costs, assets and liabilities, that are maintained by the Company, and not allocated to the Market Statements have been excluded, (ii) such Market Statements may be subject to normal year-end adjustments, and (iii) for the absence of notes thereto throughout the periods covered thereby. The provisions of this Section 7.2(a) shall survive Closing.

(b)    Within 30 days following the Closing Date, the Representative shall deliver to Purchaser one or more DVDs or other digital media evidencing a copy of the Data Room as of the date of this Agreement (the “Dataroom DVDs”). The Representative shall cause the Data Room hosting such documents to continue to be accessible to Purchaser until the actual delivery of such Dataroom DVDs to Purchaser.

7.3    Confidentiality. Purchaser acknowledges that the information provided to Purchaser and its representatives prior to the Closing in connection with this Agreement and the Transaction is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference and, notwithstanding anything herein to the contrary, shall survive the Closing in accordance with the terms thereof.

7.4    Preservation of Records. Purchaser agrees not to dispose of or destroy any records relating to the businesses of the Blockers and the Fairway Group Companies that relate to periods prior to the Closing for a period of five years from the Closing Date and shall make such records available to the Sellers or their Affiliates as may be reasonably requested (during normal business hours and at such Seller’s sole cost and expense) in connection with any proper purpose, including insurance claims by, Legal Proceedings (other than Legal Proceedings between the Sellers, on the one hand, and Purchaser, on the other hand, related to this Agreement or the Transaction) or tax audits against, or governmental investigations of, the Fairway Group Companies or in order to enable the Sellers to comply with their obligations under this Agreement and each other Transaction Agreement; provided that if requested by Purchaser, any such Person shall enter into a customary confidentiality agreement with and benefiting the Fairway Group Companies.

7.5    Publicity. None of the Company, the Blockers, the Sellers or the Representative or their respective Affiliates, on the one hand, or Purchaser and its Affiliates, on the other hand, shall issue any press release or public announcement concerning this Agreement, the other Transaction Agreements or the Transaction or make any other public disclosure containing or pertaining to the terms of this Agreement without obtaining the Representative’s or Purchaser’s, as applicable, prior written approval, which approval from and after the Closing will not be unreasonably withheld or delayed, unless, in the reasonable judgment of the Party seeking to disclose, disclosure is otherwise required by applicable Law or by the applicable rules of any stock exchange on which such disclosing Party lists securities; provided that, to the extent any disclosure is required by applicable Law or stock exchange rule, the Party intending to make such disclosure shall use its commercially reasonable efforts consistent with applicable Law or stock exchange rule to consult with the Representative or Purchaser, as applicable, with respect to the text thereof and; provided, further, that (i) each Seller and such Seller’s equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality and (ii) Purchaser and its equityholders and their respective Affiliates shall be entitled to disclose such information to their respective employees, equity owners, partners, prospective partners, investors, prospective investors, professional advisors and lenders who have a need to know the information and who agree to keep such information confidential or are otherwise bound to confidentiality. In addition, Lamar Advertising Company shall be entitled to make any and all disclosures and SEC filings relating to this Agreement and the Transaction as shall be deemed by it to be necessary or advisable in order to comply with applicable requirements under all applicable securities laws.

7.6    Satisfaction of Indebtedness. On or prior to the Closing Date, as directed by the Representative, the Company shall pay and discharge any Closing Date Payoff Indebtedness, or such Closing Date Payoff Indebtedness shall be paid by Purchaser on the Closing Date out of the payments due hereunder. In furtherance thereof, the Company has obtained one or more customary pay-off letters executed by the administrative agents or the lenders under any Closing Date Payoff Indebtedness, in each case, setting forth all amounts necessary to be paid in order to fully discharge each such Closing Date Payoff Indebtedness and providing for the release of all Liens relating to the Closing Date Payoff Indebtedness following satisfaction of the terms contained in such pay-off letters (the “Pay-Off Letters”).

7.7    Director and Officer Liability; Indemnification.

(a)    For a period of six years after the Closing, Purchaser shall not, and shall not permit the Blockers or the Fairway Group Companies to, (i) amend, repeal or modify any provision in any of their Organizational Documents relating to the exculpation, indemnification or advancement of expenses of any present or former officers, managers and / or directors (each, a “D&O Indemnified Person”) or (ii) permit the board of directors or board of managers, as applicable, of the Blocker or Fairway Group Company to make a determination not to indemnify any such D&O Indemnified Person except in the case of fraud, willful misconduct or gross negligence (in each case, unless and to the extent required by Law); provided, however, that nothing in this Section 7.7(a) shall prohibit Purchaser from liquidating and/or dissolving, or permitting the liquidation and/or dissolution of, any Blocker or any Fairway Group Company following the Closing.

(b)    In the event that Purchaser, the Blockers, the Company, any of the Operating Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, Purchaser shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 7.7.

(c)    The Representative (on behalf of the Sellers) agrees to pay the fees of the Independent Directors (as defined in the Organizational Documents of those Operating Subsidiaries) subject to the Securitization Indebtedness) to the extent such Independent Directors are required to be retained in accordance with such Organization Documents or, if sooner, until such time as the Independent Directors are no longer serving in such capacity.

7.8    Purchaser Insurance Policy. In the event that Purchaser or any of its Affiliates binds any insurance policy related to the representations and warranties or other provisions of this Agreement (a “Purchaser Insurance Policy”), such Purchaser Insurance Policy shall expressly provide that the insurer or insurers issuing such policy shall have no right, and waive any right, of subrogation, contribution or otherwise against the Sellers (including any former, current or future representative, director, manager, officer or employee of the Sellers or any of their respective Affiliates) based upon, arising out of, or in any way connected to this Agreement, the Transaction, or such Purchaser Insurance Policy, except for Fraud. The Sellers shall be intended third-party beneficiaries under any Purchaser Insurance Policy of the immediately preceding provision. Purchaser and its Affiliates shall not amend, waive, modify or otherwise revise the foregoing subrogation provision in any Purchaser Insurance Policy.

7.9    Restructuring Purchase Agreements. Upon the sale or other transfer of any of the Divested Assets by any of the purchasers named in the Restructuring Purchase Agreements that is not a sale or other transfer effectuated by either (i) the direct or indirect sale of the equity interests of any of such purchaser or (ii) the sale of such Divested Assets whereby the buyer or transferee of such Divested Assets agrees to assume the applicable Restructuring Purchase Agreement as an assumed liability in connection with such transaction, Sellers and the Representative shall obtain written agreement by each such buyer or transferee of any such Divested Assets to (a) assume the Assumed Liabilities (as such term is defined in the applicable Restructuring Purchase Agreement) with respect to the applicable Other Market(s), and (b) indemnify, defend and hold harmless the Fairway Group Companies, their Affiliates, and their respective officers, directors, shareholders, agents and representatives from and against any and all such Assumed Liabilities (collectively, “Assumption/Indemnification Agreements”). The Representative shall promptly provide to Purchaser executed copies of any and all such Assumption/Indemnification Agreements.

7.10    Certain Employee Benefits Matters. From and after the Closing, Purchaser agrees that Purchaser and the Fairway Group Companies shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9, other than the Business Employees (as defined in the Restructuring Purchase Agreement with Fairway 2.0 as the purchaser) and any M&A qualified beneficiary whose coverage before the qualifying event was associated with a Business Employee. Seller agrees that Seller shall be solely responsible for satisfying the requirements of Section 4980B of the Code for all such Business Employees and associated M&A qualified beneficiaries. Seller shall obtain the consent of the relevant insurance providers so that employees (other than Business Employees) of the Fairway Group Companies immediately prior to the Closing who remain employed immediately following the Closing (the “Continuing Employees”) shall be provided group term life insurance coverage until December 31, 2018 under the applicable Benefit Plans listed on Section 7.10(a) of the Company Disclosure Schedule, subject to Purchaser promptly paying or reimbursing to Fairway 2.0 the full premium cost of such coverage pro-rated for the period of time between the Closing and December 31, 2018. Seller will obtain the consent of the relevant insurance providers (including any stop-loss insurance provider) so the Continuing Employees and their eligible beneficiaries who are as of immediately prior to the Closing enrolled in such Benefit Plans (collectively, the “Continuing Participants”) shall be provided medical, dental and vision insurance and health flexible spending account plan coverage until December 31, 2018 under the applicable Benefit Plans listed on Section 7.10(b) of the Company Disclosure Schedule, subject to Purchaser promptly paying or reimbursing to Fairway 2.0 (i) the full premium cost of the dental and vision insurance coverage pro-rated for the period of time between the Closing and December 31, 2018, (ii) the amount of the actual medical claims costs incurred by the Continuing Participants for claims incurred during the period of time between the Closing and December 31, 2018, (iii) the amount of the payroll deductions associated with funding the health flexible spending account December 2018 contribution but only to the extent (A) such amounts were deducted from Continuing Participants’ pay during the period of time between the Closing and December 31, 2018 and (B) Purchaser received such payroll deductions, and (iv) an administrative charge in the amount set forth on Section 7.10(c) of the Company Disclosure Schedule, which shall include only the actual charges by third party vendors and reinsurers pro-rated for the period of time between the Closing and December 31, 2018. Purchaser shall reimburse Fairway 2.0 for the amounts under this Section 7.10 within thirty (30) days of receipt of any invoice that sets forth in reasonable detail the basis for computing the charges and the corresponding amounts owed. Upon the request of Purchaser, the Seller Representative shall cause Fairway 2.0 to provide any records reasonably available to substantiate such charges. Purchaser and the Fairway Group Companies shall be solely responsible for complying with the requirements of Section 4980B of the Code for all Continuing Participants who experience a qualifying event (as determined under Section 4980B of the Code) at any time. Fairway 2.0 shall be a third-party beneficiary of the provisions of this Section 7.10. Upon written request by Purchaser, the Representative shall deliver or cause to be delivered to Purchaser all reasonably available documents, certificates, agreements, and amendments, duly executed that change the plan sponsor under each Benefit Plan to Fairway 2.0 and allow Fairway Outdoor Advertising, LLC employees to participate in the Benefit Plans between Closing and December 31, 2018.

7.11    Blocker Name Changes. Purchaser acknowledges and agrees that the acquisition of the Acquired Shares shall not grant Purchaser any rights in the name “GTCR”, “GTCR/FMG”, “NCP”, “Newstone” or any abbreviations or derivations thereof. Purchaser shall refrain from using such names or abbreviations or derivations after the Closing (except in reference to historical fact) and shall, within ten (10) Business Days after the Closing, change the legal name of each of Blockers to a name that is not confusingly similar to such name and that does not use the name “GTCR”, “GTCR/FMG”, “NCP”, “Newstone” or any abbreviation or derivation thereof.

ARTICLE VIII

NO SURVIVAL

8.1    No Survival of Representations and Warranties and Certain Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms contemplate performance in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, (b) ARTICLE IX, and (c) ARTICLE X (but in the case of Section 10.9, solely as applied to covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing); provided that the foregoing shall not prejudice or limit any Fraud claim. If no term is specified, each covenant and agreement herein requiring performance after the Closing, will, in each case, survive for twenty (20) years following the Closing, and nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement.

ARTICLE IX

TAX MATTERS

9.1    Tax Returns. The Company shall, at its expense, use the historic Tax Return preparers of the Fairway Group Companies to prepare any Pass-Through Income Tax Returns of the Fairway Group Companies for all periods ending on or prior to the Closing Date that are due after the Closing Date and for all Straddle Periods (“Seller Tax Returns”). The Company shall deliver to Purchaser and the Representative copies of any such Seller Tax Returns at least thirty (30) days prior to the due date for filing any such Seller Tax Return (taking into account all applicable extensions) for the Representative’s and Purchaser’s review and written consent, not to be unreasonably withheld, conditioned or delayed. Except as otherwise required by applicable Law, all Seller Tax Returns shall be prepared in a manner consistent with the past practices of the Fairway Group Companies in filing such Tax Returns; provided, however, that (i) any gain recognized by the Fairway Group Companies in respect of the Company Restructuring shall be allocated to the Pre-Closing Period and further allocated to the Blockers and the Selling Members, as applicable, (ii) to the maximum extent permitted by Law, any Transaction Tax Deductions shall be treated as relating to the Pre-Closing Period and (iii) a timely election shall be made to apply Rev. Proc. 2011-29 with respect to any amounts paid or payable in connection with the Closing that constitute success-based fees within the scope of Rev. Proc. 2011-29. Purchaser and the Representative agree to consult and resolve in good faith any dispute arising as with respect to any Seller Return and if they cannot agree on any disputed issue or item, such disputed issues shall be referred to, and resolved by (within a reasonable time, taking into account the deadline for filing such Seller Return) the Accounting Referee or another nationally recognized independent accounting firm to be mutually agreed upon by Purchaser and the Representative (such agreed firm being the “Tax Referee”). Purchaser shall timely and properly file, or cause to be filed, such Seller Return reflecting the dispute as finally and conclusively resolved by the Tax Referee; provided that if the disputed items are not resolved before the filing due date (taking into account extensions), any such Seller Return shall be finalized and filed in the manner provided by the Representative, and, to the extent the disputed items are resolved by the Tax Referee in the manner proposed by Purchaser, Purchaser will promptly amend or cause to be amended such Seller Return consistent with such resolution to the extent permitted by Law. The costs, fees and expenses of the Tax Referee shall be borne equally by the Representative and Purchaser. The Parties shall use reasonable best efforts to (A) complete all final Pass-Through Income Tax Returns (including Schedules K-1) of the Company for Tax periods that include the Closing Date by February 28, 2019 and (B) provide the Representative with any information or estimates reasonably required by it or its Affiliates for tax reporting purposes promptly upon request by the Representative.

9.2    Audits. Following the Closing, Purchaser shall promptly notify the Representative in writing upon receiving notice from any Taxing Authority of the commencement of any audit or administrative or judicial proceedings relating to Pass-Through Income Tax Returns of any Fairway Group Company for any Pre-Closing Period and any Straddle Period (“Tax Contest”). The Representative and Purchaser shall jointly control the conduct and resolution of any such Tax Contest, provided that any such Tax Contest shall not be settled without the prior written consent of both Purchaser and the Representative, neither of which shall be unreasonably withheld, conditioned or delayed. If the Representative elects not to participate in the conduct and resolution of any Tax Contest, the Representative shall notify Purchaser in writing and Purchaser shall have the right to control the conduct and resolution of such Tax Contest; provided that Purchaser (a) shall keep the Representative informed of the progress of such Tax Contest, (b) shall promptly provide the Representative with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Contest and (c) shall not settle such Tax Contest without the Representative’s consent, not to be unreasonably withheld, conditioned or delayed. Without limiting the generality of the foregoing, Purchaser agrees to cooperate in good faith with the Representative in connection with any Tax Contest to avoid the need to make adjustments to or otherwise amend filed Tax Returns of any member of the Company, including by having the applicable Fairway Group Company pay directly to the applicable Governmental Authority any income Taxes for a Pre-Closing Period resulting from the resolution of such Tax Contest rather than flowing out corresponding adjustments to the Selling Members, as reasonably directed by the Representative, in which case the Representative would reimburse Purchaser for the Selling Members’ share of such income Taxes; provided, however, that should the Representative fail to reimburse Purchaser for the Selling Members’ share of such income Taxes prior to the due date for making the election provided for in Code Section 6226 (or any comparable provision of state or local income Tax Law), Purchaser shall be entitled in its sole discretion to make the election provided for in Code Section 6226 (or any comparable provision of state or local income Tax Law) in respect of any applicable Tax Contest.

9.3    Filing and Amendment of Tax Returns. Without the prior written consent of the Representative (not to be unreasonably withheld, conditioned, or delayed), Purchaser shall not, and shall cause its Affiliates not to: (a) except as set forth in Section 9.1, file or amend any Pass-Through Income Tax Return relating to any Pre-Closing Tax Period (including any Straddle Period), or (b) rescind or change any Tax election or accounting method that has retroactive effect to any Pre-Closing Period (including any Straddle Period) of any Fairway Group Company.

9.4    Cooperation. After the Closing Date, Purchaser and the Representative shall (and shall cause their respective Affiliates to) (a) assist the other Party in preparing any Tax Returns which such other Party is responsible for preparing and filing in accordance with Section 9.1, and in connection therewith provide the other Party necessary powers of attorney, (b) cooperate fully in preparing for and conducting any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Fairway Group Companies or Blockers, (c) cooperate fully in preparing any Tax Return amendments and ruling requests and other submissions pursuant to Section 9.8 and (d) make available to the other Party as reasonably requested all information, records, and documents relating to Taxes or Tax Returns of the Fairway Group Companies and the Blockers. In furtherance of the foregoing, Purchaser and the Representative shall retain (and shall cause their Affiliates to retain) copies of all Tax Returns and related workpapers for all taxable periods that include the Closing Date and all prior taxable periods until the expiration of the statute of limitations to which such Tax Returns relate. Without limiting the generality of the foregoing, Purchaser shall furnish to the Representative (i) as soon as reasonably practicable after the end of the taxable year of the Company that includes the Closing Date, and in any event within 60 days after such date, best available estimates of all information concerning the Company reasonably required for the preparation of income Tax Returns of the Selling Members in sufficient detail to enable each such Selling Member to prepare its federal, state, local, foreign and other income Tax Returns for periods that include the Pre-Closing Periods of the Company (including Straddle Periods).

9.5    Tax-Sharing Agreements. Prior to the Closing, the Fairway Group Companies and the Blockers have terminated all Tax sharing or allocation agreements to which any of them was a party (including, for the avoidance of doubt, any Tax distribution agreements with respect to the Company (but not including any Tax distribution or allocation provisions in the Organizational Documents of the Company)) and have caused all amounts owing thereunder to be settled.

9.6    Purchase Price Allocation. The Sellers and Purchaser agree that an election under Section 754 of the Code (and any analogous state or local provision) (the “Section 754 Election”) shall be made for the Company (and any subsidiary of the Company that is classified as a partnership for U.S. federal tax purposes) if such election is not already in effect for the Company’s taxable year (or the taxable year of any subsidiary of the Company that is classified as a partnership for U.S. federal tax purposes) that includes the Closing Date and that the Company’s Tax Returns (and the Tax Returns of any subsidiary of the Company that is classified as a partnership for U.S. federal tax purposes) shall be prepared in a manner consistent with such election. For purposes of determining (a) the adjustments to tax basis of the Company’s assets under Section 743(b) of the Code resulting from the Section 754 Election and (b) the portion of the gain or loss recognized by the Sellers upon the sale and purchase of the Units pursuant to this Agreement that is attributable to the Company’s “unrealized receivables” and “inventory items” (as such terms are defined in Section 751 of the Code), Purchaser, the Sellers and the Representative agree that the Final Closing Date Purchase Price (excluding any amounts attributable to the acquisition of the Acquired Shares, but plus other relevant items required under the Code, including Purchaser’s share of the liabilities of the Company as determined under Section 752 of the Code) will be allocated among the Company’s assets in accordance with Section 755 of the Code and the regulations thereunder and consistent with this Section 9.1. The Representative will deliver its calculation of such allocation to Purchaser within 60 days after the final determination of the Final Closing Date Purchase Price (the “Allocation”). In the event that Purchaser objects to the Allocation, Purchaser shall notify the Representative of its objection to the Allocation within 30 days of the receipt of the Allocation and the Parties will endeavor in good faith over the next 15 days to resolve such dispute. If the Parties are unable to resolve such dispute within such 15-day period, the Parties shall submit the dispute to the Tax Referee, which will promptly determine those matters in dispute (based on written presentations from the parties and not based on its independent review) and will render a written report as to the disputed matters (the matters determined by such Tax Referee, together with those matters that were agreed by the parties, the “Agreed Allocation”). The costs and expenses of the Tax Referee will be split evenly by Purchaser and the Representative (on behalf of the Sellers). Purchaser, the Fairway Group Companies, the Blockers and the Representative will file any Tax Returns and any other governmental filings on a basis consistent with such allocation of fair market value. Neither Purchaser nor the Representative nor any of their respective Affiliates will take any position (whether in Tax audits, Tax Returns, or other Tax positions) that is inconsistent with such allocation unless required to do so by applicable Law.

9.7    Withholding. Each of Purchaser, the Company and the Escrow Agent, and their respective agents, shall be entitled to deduct and withhold from the cash otherwise payable under this Agreement as the applicable paying Person reasonably determines that it is required to deduct and withhold with respect to any such payments under the Code or any other provision of federal, state, local or foreign Tax Law; provided that if Purchaser determines that an amount is required to be deducted or withheld, Purchaser shall (i) at least five (5) Business Days prior to the payment of such amount, provide the Representative with written notice of its intent to deduct and withhold (ii) cooperate in good faith with the Representative to reduce or eliminate the deduction or withholding of such amount (including cooperation in seeking refunds of any amounts withheld), and (iii) shall provide the Representative a reasonable opportunity to provide forms or other documentation that would exempt such amounts from withholding. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of whom such deduction and withholding was made.

9.8    State Income Taxes. Notwithstanding anything herein to the contrary, after the Closing, the Representative shall have the right, at its own expense, to take measures to mitigate any state income Taxes of the Blockers attributable to the Company Restructuring to the extent such Taxes were included in Indebtedness, and Purchaser, the Blockers, the Company and its Subsidiaries shall reasonably cooperate with the Representative in connection therewith (including by granting to the Representative any necessary powers of attorney). Such measures (“State Mitigation Measures”) may include amending state Tax Returns of the Blockers and/or the Fairway Group Companies and filing ruling requests with applicable state Governmental Authorities; provided, that the Representative shall provide a copy of any such draft filings to Purchaser for Purchaser’s review, comment and approval prior to filing thereof, such approval not to be unreasonably withheld, conditioned or delayed. At the Representative’s request, Purchaser shall promptly submit any such Tax Return amendments, ruling requests or other filings to the applicable Governmental Authorities which are consistent with the draft filings reviewed, commented on, and approved by Purchaser described above. To the extent any State Mitigation Measures result in a reduction in Taxes that were included in Indebtedness, Purchaser shall promptly following the “Reimbursement Trigger Date” (as defined below) pay to the Representative (for the benefit of the Sellers) an amount equal to the excess of (a) Taxes that were actually included in Indebtedness over (b) Taxes that would have been included in Indebtedness had the applicable State Mitigation Measure been made or approved, as the case may be, prior to the Closing. To the extent any State Mitigation Measures directly result in an increase in Taxes of the Fairway Group Companies over the amount of Taxes included in Indebtedness, then Representative, on behalf of the Sellers, shall promptly pay to Purchaser an amount equal to the deficit of (a) Taxes that were actually included in Indebtedness below (b) Taxes that would have been included in Indebtedness had the applicable State Mitigation Measure been made or approved, as the case may be, prior to the Closing, but only upon such time as, and to the extent that, the Purchaser has paid any such Tax deficit to the applicable Governmental Authorities. For purposes of the foregoing, “Reimbursement Trigger Date” shall mean the first Business Day that either of the following shall have occurred, as applicable with respect to a State Mitigation Measure:1 (i) the amended Tax Return shall have been filed, and the applicable statute of limitations for audits or challenges thereto by the applicable Governmental Authority shall have

[1]	Note to Draft: The ruling may be received prior to the Tax being actually paid to Indiana.

expired, or (ii) a ruling or similar dispositive written guidance by the applicable Governmental Authority, but in either case only to the extent final and binding with respect to the taxpayer requesting such ruling or guidance, shall have been issued by the applicable Governmental Authority granting the Blockers’ and/or the Fairway Group Companies’ request, as the case may be.

ARTICLE X

MISCELLANEOUS

10.1    Expenses.

(a)    Except as otherwise provided in this Agreement or the other Transaction Agreements, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and the other Transaction Agreements and each other agreement, document and instrument contemplated hereby or thereby and the consummation of the Transaction.

(b)    Any sales, use, real estate transfer, stock transfer or similar transfer Tax (“Transfer Taxes”) payable in connection with the Transaction shall be borne solely by Purchaser. Except as otherwise required by Law, Purchaser shall duly and timely prepare and file any Tax Return relating to such Taxes. To the extent Seller is required by Law to sign or file any such Tax Return, Purchaser shall give the Seller a copy of each such Tax Return for its review and comments at least 15 days prior to filing and shall give the Seller a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable.

10.2    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without giving effect to the choice of law principals of such state that would require or permit the application of the laws of another jurisdiction.

10.3    Submission to Jurisdiction; Waivers. The Parties agree that any dispute, controversy or claim arising out of or relating to the Transaction or to this Agreement, or the validity, interpretation, breach or termination thereof, including claims seeking redress or asserting rights under any Law, shall be resolved exclusively in the courts of the State of Delaware or any court of the United States located in the State of Delaware (the “Delaware Courts”) and appellate courts having jurisdiction of appeals from such Delaware Courts. In that context, and without limiting the generality of the foregoing, each Party irrevocably and unconditionally:

(a)    submits for itself and its property in any action relating to the Transaction or to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Delaware Courts, and appellate courts having jurisdiction of appeals from any of the foregoing courts, and agrees that all claims in respect of any such action shall be heard and determined in such Delaware Courts or, to the extent permitted by law, in such appellate courts;

(b)    consents that any such action may and shall be brought exclusively in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such action in any such court or that such action was brought in an inconvenient forum, and agrees not to plead or claim the same;

(c)    waives all right to trial by jury in any action (whether based on contract, tort or otherwise) arising out of or relating to the Transaction or to this Agreement, or its performance under or the enforcement of this Agreement;

(d)    agrees that service of process in any such action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 10.7; and

(e)    agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

10.4    Further Assurances. After the Closing, each Party shall from time to time, at the request of and without further cost or expense to the other, execute and deliver such other instruments of conveyance and assumption and take such other actions as may reasonably be requested in order to more effectively consummate the Transaction.

10.5    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the other Transaction Agreements represent the entire understanding and agreement between the Parties with respect to the Transaction and supersedes all prior agreements among the Parties respecting the Transaction. The Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the Transaction exclusively in contract pursuant to the express terms and provisions of this Agreement; and the Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement.

10.6    Amendments and Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Purchaser and the Representative (on behalf of the Sellers); provided, however, that the Representative shall not consent to any amendment of any representation or warranty (x) of any Seller in ARTICLE III without the consent of such Seller and (y) of any Blocker in ARTICLE IV without the consent of such Blocker. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. In the event any provision of any other Transaction Agreement shall in any way conflict with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement) this Agreement shall control.

10.7    Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision).

If to the Sellers or the Representative, to:

GTCR Management XI LLC

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Craig A. Bondy and David A. Donnini

Phone: (312) 382-2200

Facsimile: (312) 382-2201

With copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Stephen L. Ritchie, P.C., Daniel A. Guerin and Matthew J. Schlosser

Phone: (312) 862-2000

Facsimile: (312) 862-2200

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Attention: Jennifer S. Perkins, P.C.

Phone: (212) 446-4800

Facsimile: (212) 446-4800

If to Purchaser, the Blockers or the Company, to:

Lamar Media Corp.

5321 Corporate Boulevard

Baton Rouge, Louisiana 70808

Attention: Keith Istre

                 Chief Financial Officer

Phone: (800) 235-2627

With copies (which shall not constitute notice) to:

Kean Miller LLP

P. O. Box 3513

400 Convention Street, Suite 700

Baton Rouge, Louisiana 70821-3513

Attention: Dean P. Cazenave, Esq.

Phone: (225) 387-0999

Facsimile: (225) 388-9133

10.8    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transaction is consummated as originally contemplated to the greatest extent possible.

10.9    Specific Performance. Each Party acknowledges and hereby agrees that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, the Representative, the Blockers or the Sellers on the one hand, or Purchaser, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, the Representative, the Blockers or the Sellers, on the one hand, and Purchaser, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, the Representative, the Blockers or the Sellers, on the one hand, and Purchaser, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, by the Company, the Representative, the Blockers or the Sellers, on the one hand, or Purchaser, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the Parties under this Agreement.

10.10    No Third-Party Beneficiaries; No Recourse Against Affiliates; Liability. Nothing in this Agreement, express or implied, is intended or shall be construed to give any rights to any Person or entity other than (i) the Parties and their successors and permitted assigns, (ii) each D&O Indemnified Person, who shall have the right to enforce the obligations of Purchaser and the Company solely with respect to Section 7.7, (iii) Fairway 2.0, who shall have the benefit of, and the right to enforce, Section 7.10, (iv) the Related Parties, who shall have the benefit of, and the right to enforce, this Section 10.10, (v) the Retained Counsel, who shall have the benefit of, and the right to enforce, Section 10.15, (vi) the Seller Parties, who shall have the benefit of, and the right to enforce, Section 10.16(a), (vii) the Company Persons, who shall have the benefit of, and the right to enforce, Section 10.16(b) and (viii) as otherwise expressly provided in this Agreement. No Related Party of the Company or any Seller (and no Related Party of any Related Party), other than the Company, Sellers and the Representative, shall have any liability (whether in Law or in equity or in contract or in tort) for any obligations or liabilities of the Company or the Sellers arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the Transaction, including any alleged nondisclosure or misrepresentations made by any such Persons.

10.11    Assignment. Neither Party may assign or transfer this Agreement or any right, interest or obligation hereunder, directly or indirectly (by operation of Law or otherwise), without the prior written approval of Purchaser, on the one hand, and the Representative (on behalf of the Sellers), on the other hand. Any assignment in violation of this Section 10.11 shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

10.12    Cooperation with Legal Proceedings. From and after the Closing, if requested by the Representative, Purchaser shall cooperate with the Representative in the investigation, defense or prosecution of any Legal Proceedings pending or threatened against the Representative, any Seller or any of its Affiliates with respect to the business of the Fairway Group Companies, other than Legal Proceedings where Purchaser or any of its Affiliates is adverse to the Representative, any Seller or any of their Affiliates. Without limiting the generality of the foregoing, but provided that such requests shall not unreasonably interfere with the business or operations of Purchaser, Purchaser shall make available its employees to give depositions or testimony and shall furnish all documentary or other evidence that the Representative may reasonably request. The Representative shall reimburse Purchaser for all reasonable and necessary out-of-pocket expenses incurred in connection with the performance of its obligations under this Section 10.12.

10.13    WARN Act Compliance. From and after the Closing, Purchaser shall cause the Fairway Group Companies to comply with, and shall be responsible for any failure to comply with, and bear any and all liability under, the requirements of the WARN Act based on Purchaser’s acts or failures to act occurring after the Closing.

10.14    Authorization of Representative.

(a)    The Representative is hereby appointed, authorized and empowered to act as a representative, for the benefit of the Sellers, as the exclusive agent, attorney-in-fact, proxy and representative to act on behalf of the Sellers, in connection with and to facilitate the consummation of the Transaction, including pursuant to the Escrow Agreement, which shall include the power and authority: (i) to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable; (ii) to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the Transaction and thereby as the Representative, in its sole discretion, may deem necessary or desirable; (iii) to collect and receive all moneys and other proceeds and property payable to the Representative from the Escrow Funds as described herein, and, subject to any applicable withholding laws, and net of any out-of-pocket expenses incurred by the Representative, the Representative shall disburse and pay the same to each of the Sellers in accordance with such Seller’s Pro Rata Percentage; (iv) as the Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any of the Transaction Agreements (including in connection with any and all claims related to Taxes, or claims related to the Closing Date Working Capital), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Purchaser and/or any of the Blockers or the Fairway Group Companies (after the Closing), defending any Claims, consenting to, compromising or settling any such Claims, conducting negotiations with Purchaser, the Blockers or the Fairway Group Companies (after the Closing) and their respective representatives regarding such Claims, and, in connection therewith, to (A) assert or institute any Claim; (B) investigate, defend, contest or litigate any Claim (other than a Claim that solely alleges a breach of a representation or warranty or a covenant by a single Seller other than the Representative) initiated by Purchaser, the Blockers or the Fairway Group Companies (after the Closing) or any other Person, or by any federal, state or local Governmental Authority against the Representative and/or any of the Sellers and/or the Escrow Funds, and receive process on behalf of any or all Sellers in any such Claim and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Claim; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (v) to waive or refrain from enforcing any right of the Sellers or any of them and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the

Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Representative; and (vi) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, unit powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transaction; provided, however, that notwithstanding the foregoing, with respect to any Claim that seeks any relief against or results in any liability against a Seller, any of its Affiliates or any of their respective directors, managers, officers, employees, or equityholders (but, for the avoidance of doubt, specifically excluding any Claim that limits relief to the Escrow Fund), the prior consent of such Seller shall be required in respect of the settlement or compromise of such Claim by the Representative. The Sellers acknowledge and agree that the Representative will allocate the Closing Cash of the Blockers (if any) solely for the benefit of the applicable Blocker Seller (whether pursuant to Section 1.3(a) or otherwise).

(b)    The Representative shall not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but shall be entitled to the payment of all its out-of-pocket expenses incurred as the Representative. In connection with the foregoing, at the Closing, an aggregate amount of $1,000,000 (the “Representative Expense Fund”) shall be transferred by or on behalf of the Company to the Representative, to be used by the Representative to pay expenses incurred by the Representative in its capacity as the Representative. Once the Representative determines, in its sole discretion, that the Representative will not incur any additional expenses in its capacity as the Representative, then the Representative will distribute the remaining unused Representative Expense Fund, if any, to the Sellers in accordance with their Pro Rata Percentages. If, however, the Representative incurs expenses, in its capacity as the Representative, in an amount exceeding the Representative Expense Fund, then any funds released to the Representative, in its capacity as the Representative, from the Escrow Fund pursuant to Section 1.4(e), shall be used to reimburse the Representative for the difference between the total expenses incurred by the Representative and the Representative Expense Fund. In connection with this Agreement, the Escrow Agreement and any instrument, agreement or document relating hereto or thereto, and in exercising or failing to exercise all or any of the powers conferred upon the Representative hereunder (i) the Representative shall incur no responsibility whatsoever to any of the Sellers by reason of any error in judgment or other act or omission performed or omitted hereunder or in connection with the Escrow Agreement or any such other agreement, instrument or document, excepting only responsibility for any act or failure to act which represents willful misconduct, (ii) the Representative shall not be liable to Sellers for any apportionment or distribution of payments made by the Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Seller to whom payment was due, but not made or not made in full, shall be to recover from the other Sellers any payment in excess of the amount to which such Seller is determined to have been entitled, and (iii) the Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any error in judgment or other act or omission of the Representative pursuant to such advice shall in no event subject the Representative to liability to any of the Sellers. Each Seller shall indemnify, on a pro rata basis (based on such Seller’s Pro Rata Percentage), the

Representative against all Losses (including any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claims whatsoever), arising out of or in connection with any claim, investigation, challenge, action or proceeding or in connection with any appeal thereof, relating to the acts or omissions of the Representative hereunder, or under the Escrow Agreement or otherwise. The foregoing indemnification shall not apply in the event of any action or proceeding which finally adjudicates the liability of the Representative hereunder for its willful misconduct. In the event of any indemnification hereunder, upon written notice from the Representative to the Sellers as to the existence of a deficiency toward the payment of any such indemnification amount, each Seller shall promptly deliver to the Representative full payment of his, her or its ratable share of the amount of such deficiency (based on such Seller’s Pro Rata Percentage).

(c)    All of the indemnities, immunities and powers granted to the Representative under this Agreement shall survive the Closing Date. Purchaser shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers. The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survives the death, incompetency, bankruptcy or liquidation of any of the Sellers and (ii) shall survive the Closing. Any amounts received by the Representative on account of all Sellers, whether pursuant to Section 1.3, the Escrow Agreement or otherwise, shall be distributed to the Sellers, net of any reserve the Representative may deem necessary in its reasonable discretion, on a pro rata basis (based on each Seller’s Pro Rata Percentage).

(d)    Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Representative that is expressly within the scope of the Representative’s authority under this Section 10.14 shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Sellers and shall be final, binding and conclusive upon each such Seller; and Purchaser shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Seller. Purchaser is hereby relieved from any liability to any Person for any acts done by Purchaser in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Representative.

(e)    The parties hereto acknowledge and agree that the Representative shall have no liability to, and shall not be liable for any Losses of, any party hereto in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the Transaction, except to the extent that any act or omission by the Representative is found by a final order of a court of competent jurisdiction to have constituted fraud or willful misconduct.

(f)    The Representative shall have the right to resign, and the Sellers shall choose the successor representative by affirmative vote of the Sellers who hold a majority of the voting power of the Company based on their Pro Rata Percentage. Following such resignation, any reference to the Representative herein shall be deemed to include such successor representative and prompt written notice thereof shall be delivered to Purchaser.

10.15    Provisions Respecting Legal Representation.

(a)    It is acknowledged by each of the Parties, on its own behalf and on behalf of its respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that the Fairway Group Companies, the Blockers and the Sellers have retained Kirkland & Ellis LLP (and its affiliated entity Kirkland & Ellis International LLP) (collectively, the “Retained Counsel”) to act as their counsel in connection with the Transactions and that the Retained Counsel has not acted as counsel for any other Party in connection with the Transactions and that none of the other Parties has the status of a client of the Retained Counsel for conflict of interest or any other purposes as a result thereof. Purchaser, the Blockers and the Company hereby agree, on their own behalf and on behalf of their respective managers, directors, equityholders, members, partners, officers, employees and Affiliates, that, in the event that a dispute arises after the Closing between Purchaser, the Blockers and/or the Fairway Group Companies, on the one hand, and the Sellers and/or any of their Affiliates, on the other hand, the Retained Counsel may represent the Sellers and/or their Affiliates in such dispute even though the interests of the Sellers or their Affiliates may be directly adverse to Purchaser, the Blockers and/or the Fairway Group Companies, and even though the Retained Counsel may have represented the Blockers and/or the Fairway Group Companies in a matter substantially related to such dispute, or may be handling ongoing matters for Purchaser, the Blockers and/or the Fairway Group Companies.

(b)    Purchaser agrees that, after the Closing, neither Purchaser, nor any of its Subsidiaries or Affiliates will have any right to access or control any of the Retained Counsel’s records relating to or affecting the Transaction with respect to its representation of the Sellers, the Blockers and/or the Fairway Group Companies, which will be the property of (and be controlled by) the Sellers. In addition, Purchaser agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Blockers and the Fairway Group Companies. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Blockers and the Fairway Group Companies) not to, use any Attorney-Client Communication remaining in the records of the Blockers and the Fairway Group Companies after Closing in a manner that may be adverse to the Sellers or any of the Sellers’ Affiliates. Purchaser agrees, on its own behalf and on behalf of its Subsidiaries and Affiliates (including, after Closing, the Blockers and the Fairway Group Companies), that from and after Closing (i) the attorney-client privilege, all other evidentiary privileges, and the expectation of client confidence as to all Attorney-Client

Communications belong to the Sellers and will not pass to or be claimed by Purchaser or its Affiliates or the Blockers or the Fairway Group Companies, and (ii) the Sellers will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, Purchaser will not, and will cause each of its Subsidiaries and Affiliates (including, after Closing, the Blockers and the Fairway Group Companies) not to, (x) assert any attorney-client privilege, other evidentiary privilege, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Sellers or an Affiliate of the Sellers; or (y) take any action which could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege or any other evidentiary privilege, including waiving such protection in any dispute with a Person that is not the Sellers or an Affiliate of the Sellers.

10.16    Release.

(a)    Effective upon the Closing, Purchaser and, from and after the Closing, the Blockers and the Fairway Group Companies and, in each case, each of their respective partners, members, Affiliates, directors, officers, employees, controlling persons, agents, representatives, successors and assigns and the partners, members, Affiliates, directors, officers, employees, controlling persons, agents, representatives, successors and assigns of any of the foregoing (the “Purchaser Parties”) hereby waives and releases any claims that the Purchaser Parties currently have or, in the future, may have against any of the Sellers or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of any Seller, or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of any of the foregoing (the “Seller Parties”), for any of such Person’s actions or omissions prior to the Closing, or otherwise in relation to or arising from the Blockers or the Fairway Group Companies and their respective pre-Closing businesses, operations and properties; provided, however, that, regardless of the foregoing, the Seller Parties shall not be released from any claim (i) based on Fraud, (ii) under or arising out of any post-Closing obligations of any Seller as expressly set forth in this Agreement or in any other agreement contemplated herein or (iii) under or arising out of any Contract entered into between the Purchaser Parties and the Seller Parties after the Closing, subject to the terms and conditions thereof. Purchaser hereby acknowledges the release by the Purchaser Parties set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause the Blockers and the Fairway Group Companies not to, take any action inconsistent therewith (including commencing any Legal Proceeding with respect to, or directly or indirectly transferring to another Person, any released claims).

(b)    Effective upon the Closing, each Seller and each of their respective partners, members, Affiliates, directors, officers, employees, controlling persons, agents, representatives, successors and assigns and the partners, members, Affiliates, directors, manager, officers, employees, controlling persons, agents, representatives, successors and assigns of any of the foregoing (the “Seller Group Persons”) hereby waives and releases any claims that the Seller Group Persons currently have or, in the future, may have against any of the Company or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of the Company, or any past, present or future equity holder, controlling person, director, officer, employee, agent, attorney, Affiliate, member, manager, general or limited partners, stockholder, investor or assignee of any of the foregoing (the “Company Persons”), in relation to such Seller Member’s capacity as an equity holder of the Company; provided, however, that, regardless of the foregoing, the Seller Group Persons shall not release any claim (i) based on Fraud, (ii) under or arising out of any post-Closing obligations expressly set forth in this Agreement or in any other agreement contemplated herein or (iii) under or arising out of any Contract entered into among the Seller Group Persons at or after the Closing, subject to the terms and conditions thereof. Each Seller hereby acknowledges the release by the Seller Group Persons set forth in the preceding sentence and covenants and agrees that it will honor such release and will not, and will cause its Affiliates not to, take any action inconsistent therewith (including commencing any Legal Proceeding with respect to, or directly or indirectly transferring to another Person, any released claims).

10.17    Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile or other electronic transmission (including e-mail), each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and to the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

ARTICLE XI

DEFINITIONS AND INTERPRETATIONS

11.1    Certain Definitions.

(a)    For purposes of this Agreement, the following terms shall have the meanings specified in this Section 11.1:

“Accounting Rules” means the accounting rules and principles set forth on Part 1 of Exhibit C.

“Accrued Income Taxes” means all unpaid income Tax liabilities of the Fairway Group Companies and the Blockers attributable to taxable periods (or portions thereof) ending on or prior to the Closing Date and for which Tax Returns have not yet been filed and paid as of the Closing; provided that for the purpose of determining such liabilities: (i) for the avoidance of doubt, any estimated income Tax payments made prior to the Closing for such applicable taxable period (or portion thereof)) shall be taken into account, (ii) such liability for income Taxes shall be calculated in accordance with the past practice (including reporting positions, elections and accounting methods) of the Fairway Group Companies and Blockers, as applicable, in preparing Tax Returns for income Taxes to the extent “more likely than not” the proper interpretation of applicable Law, (iii) all deductions of the Fairway Group Companies and the Blockers attributable to the Transaction (including, without limitation, any deductions attributable to the Transaction Expenses or amounts included in Indebtedness) shall be taken into account to the extent “more likely than not” deductible (or at a higher level of confidence) in the Pre-Closing Tax Period and applying the seventy percent safe-harbor election under Revenue Procedure 2011-29 to any “success based fees,” (iv) any liabilities for accruals or reserves established or required to be established under GAAP methodologies that require the accrual for contingent Taxes or with respect to uncertain Tax positions and any liabilities arising in respect of taxable periods shall be excluded and (v) any liability for Income Taxes will be determined without regard to any income relating to deferred revenue (or other deferred amounts) accelerated into a Pre-Closing Tax Period on account of the Transaction.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Area” means Greenville-Anderson, South Carolina, Spartanburg, South Carolina, Asheville, North Carolina, Raleigh, North Carolina, Wilmington, North Carolina, Greensboro, North Carolina, Winston-Salem, North Carolina, Athens, Georgia, Eau Claire, Wisconsin and LaCrosse, Wisconsin.

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between any of the Retained Counsel (with respect to its representation of the Sellers, the Blockers and the Fairway Group Companies), on the one hand, and the Sellers, the Blockers and the Fairway Group Companies, or any of their respective Affiliates, on the other hand, that in any way relates to the Transaction, including any representation, warranty, or covenant of any Party under any Transaction Agreements.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cash and Cash Equivalents” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including deposits, marketable securities and short term investments) of the Fairway Group Companies and the Blockers determined in accordance with the Accounting Rules. Cash and Cash Equivalents shall, except as set forth on Section 11.1(a)(i) of the Company Disclosure Schedule, (i) be reduced by issued but uncleared checks and drafts of the Fairway Group Companies and the Blockers (in each case solely to the extent such issued by uncleared checks have remained outstanding for a period of less than twelve months as of the Closing Date) and (ii) be increased by checks and drafts deposited for the account of the Fairway Group Companies and the Blockers. For the avoidance of doubt Cash and Cash Equivalents shall include all cash and cash claims that are held by the Fairway Group Companies party to the Indenture pursuant to the Securitization Indebtedness (including the cash balances of the Collateral Enhancement Reserve Account, the Liquidated Billboard Asset Account, the Expense Reserve Account, the Collection Account, the Required Interest Reserve Account, the Cash Funding Lockbox Account (in each case, as defined in the Indenture)) to the extent such Cash and Cash Equivalents is not used to repay the Securitization Indebtedness at the Closing or is otherwise transferred to Fairway 2.0 pursuant to the Company Restructuring.

“Closing Cash” means the aggregate amount of all Cash and Cash Equivalents of the Fairway Group Companies and the Blockers as of the close of business on the Business Day immediately prior to the Closing Date less all Cash and Cash Equivalents assigned to the purchasers under the Restructuring Purchase Agreements in connection with the Company Restructuring.

“Closing Consideration” means the Estimated Purchase Price minus the Escrow Amount minus the Representative Expense Fund.

“Closing Date Indebtedness” means all Indebtedness of the Fairway Group Companies and the Blockers as of the Closing.

“Closing Date Payoff Indebtedness” means all Indebtedness of the Fairway Group Companies and the Blockers set forth on Section 11.1(a)(ii) of the Company Disclosure Schedule.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Material Adverse Effect” means any event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that has had or is reasonably expected to have a material adverse effect on the business, assets, properties, liabilities, condition (financial or otherwise) or results of operations of the Fairway Group Companies, taken as a whole; provided that no event, change, occurrence, circumstance or effect (by itself or taken together with any and all other events, changes, occurrences, circumstances or effects) that results from or arises out of or is related to any of the following shall constitute or be deemed to contribute to a “Company Material Adverse Effect”, or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally; (ii) changes in conditions in the financial markets, credit markets or capital markets in the United States or any other country or region in the world; (iii) changes in political conditions in the United States or any other country or region in the world, acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events, in each case in the United States or any other country or region in the world; (iv) changes affecting the industry generally in which the Fairway Group Companies operate; (v) the announcement of this Agreement, the pendency of the Transaction or any investigation or challenge to the Transaction, or the consummation of the Transaction (including but not limited to, for the avoidance of doubt, the loss of any suppliers, customers, advertisers, assets, or property interests resulting from the identity of Purchaser or the pendency of any investigation or challenge to the Transaction); (vi) compliance with the terms of, or the taking of any action required by this Agreement or undertaken with Purchaser’s written consent pursuant to the terms of this Agreement, or the failure to take any action expressly prohibited by this Agreement or to which Purchaser refused to provide consent pursuant to the terms of this Agreement, provided that the Company sought, but did not receive, the prior written consent of Purchaser to take such action; (vii) changes in Law or other legal or regulatory conditions (or the interpretation thereof); (viii) changes in GAAP or other accounting standards (or the interpretation thereof); (ix) any failure, in and of itself, by the Fairway Group Companies to meet internal or external projections or forecasts or revenue or earnings predictions (provided that the cause or basis for the Company or its Subsidiaries failing to meet such projections or forecasts or revenue or earnings predictions may be considered in determining the existence of a Company Material Adverse Effect unless such cause or basis is otherwise excluded by this definition); or (x) any matters expressly set forth in the Company Disclosure Schedule.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of August 27, 2018, by and between GTCR LLC and Purchaser.

“Contract” means any written or oral agreement, contract, indenture, note, mortgage, bond, lease or license.

“Data Room” means the electronic documentation site, established by Donnelly Financial Solutions on behalf of the Company in connection with the Transaction.

“Divested Assets” means all assets related to Other Markets transferred pursuant to the Restructuring Purchase Agreements.

“Environmental Laws” means as enacted and in effect on or prior to the Closing Date any Laws concerning pollution, worker health or safety (with respect to management of or exposure to Hazardous Materials) or protection of the environment, or the release, treatment, storage, transportation, remediation, exposure to or disposal of Hazardous Materials.

“Equitable Principles” means (i) bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and (ii) general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means Wilmington Trust, N.A.

“Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date, substantially in the form of Exhibit D attached hereto.

“Escrow Amount” means $3,557,250.

“Fairway Group Companies” means the Company and the Operating Subsidiaries; provided that, unless otherwise specified, for all purposes of this Agreement, to the phrases “the Fairway Group Companies”, “the Company and its Subsidiaries” or “the Company and its Operating Subsidiaries” shall be deemed to refer to such Persons after giving effect to the Company Restructuring.

“Fairway 2.0” means Fairway Outdoor Advertising Group, LLC, a Delaware limited liability company.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the making of the representations and warranties expressly and specifically set forth in ARTICLE V (as modified by the Company Disclosure Schedule), (b) the Blockers with respect to the making of the representations and warranties expressly and specifically set forth in ARTICLE IV (as modified by the Company Disclosure Schedule) or (c) any Seller with respect to the making of the representations and warranties expressly and specifically set forth in ARTICLE III (as modified by the Company Disclosure Schedule and which, for the avoidance of doubt, are made solely by each Seller on a several basis as to itself and not on a joint and several basis with any other Sellers); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by the Person sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Person to deceive and mislead the other party hereto.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time and consistently applied.

“Governmental Authority” means any government or governmental, judicial, administrative or regulatory body thereof, or political subdivision thereof, whether domestic, foreign, federal, state, provincial or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Materials” means any substances, wastes or materials that pose a hazard to human health or the environment or are listed, regulated or defined as hazardous, toxic, pollutants, or contaminants under any Environmental Laws, including materials defined as “hazardous substances” under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq., and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof).

“Indebtedness” of any Person means, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest of (A) indebtedness of such Person or its Subsidiaries for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds, mortgages or other similar instruments or debt securities for the payment of which such Person or its Subsidiaries is responsible or liable; (ii) all obligations of such Person or its Subsidiaries issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accounts payable and other current liabilities arising in the Ordinary Course of Business); (iii) all capital lease obligations (in accordance with GAAP); (iv) Accrued Income Taxes; (v) obligations of the type referred to in clauses (i) through (iv) of other Persons for the payment of which such Person or its Subsidiaries is responsible or liable, directly or indirectly, as obligor, guarantor or surety; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person or its Subsidiaries; provided, however, that Indebtedness shall not include (1) any amounts taken into account in the calculation of the Working Capital as of the Closing Date or Transaction Expenses, (2) any obligations under Leases, (3) any undrawn letter of credit or similar instrument or (4) prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties.

“Indenture” means that certain Indenture, dated as of November 5, 2012, by and among Deutsche Bank Trust Company Americas, as indenture trustee, Fairway Outdoor Funding, LLC, and certain other Operating Subsidiaries, as amended, restated, supplemented and otherwise modified from time to time (including as supplemented by that certain Series 2012-1 Supplement, dated as of November 5, 2012, and that certain Series 2015-1 Supplement, dated as of February 6, 2015).

“Intellectual Property” means any and all (i) copyrighted works and all applications, registrations, and renewals in connection therewith; (ii) inventions (whether or not patentable), trade secrets, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (iii) trade names, trademarks, service marks, and trade dress, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iv) domain names; and (v) software and databases.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, whether or not capitalized, with respect to the Company and with respect to any fact, circumstance, event or other matter in question, the actual knowledge of Dan Streek of such fact, circumstance, event or other matter.

“Law” means all foreign, federal, state, provincial and local laws, common law, statutes, codes, ordinances, rules, regulations, resolutions and Orders.

“Leased Real Property” means the Office Leases and the Sign Location Leases.

“Leases” means any lease, license, sublease, sublicense, franchise, easement or other Contract pursuant to which a Person has the right to use any real, personal or intangible property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Person thereunder. When used as a verb, the word “Lease” or “Leased” (or words having correlative meanings) means to lease, license, sublease, sublicense, obtain a franchise, acquire an easement or otherwise use any real, personal or intangible property.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, complaints, charges, audits, investigations or proceedings (public or private) by or before a Governmental Authority or arbiter.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust or other security interest, hypothecation, option to purchase or lease or otherwise acquire any interest, conditional sales agreement, title retention, adverse claim of ownership or use, title defect, easement, right of way or other encumbrance of any kind on or with respect to any property (real or personal) or property interest.

“Losses” means all actual out-of-pocket damages, losses, claims, liabilities, demands, charges, suits, penalties, awards, judgments, settlements, fines, deficiencies and expenses (including reasonable attorneys’ and other professionals’ fees and disbursements).

“Office Lease” means any Lease pursuant to which the Company Leases an Office Property.

“Office Property” means any land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that are either owned or Leased by a Fairway Group Company for purposes of operating and maintaining a corporate office.

“Operating Subsidiaries” means Magic Media, Inc., a Delaware corporation, Fairway Media Group, LLC, a Delaware limited liability company, Fairway Outdoor Advertising, LLC, a Delaware limited liability company, Fairway Outdoor Funding Holdings, LLC, a Delaware limited liability company, Fairway Outdoor Funding, LLC, a Delaware limited liability company, MCC Outdoor, LLC, a Georgia limited liability company, Magic Media Real Estate, LLC, a Delaware limited liability company, FMO Real Estate, LLC, a Delaware limited liability company, Douglas Outdoor Advertising of GA, Inc., a Georgia corporation, Olympus Media/Indiana, LLC, a Delaware limited liability company, and Fairway CCO Indiana, LLC, a Delaware limited liability company.

“Order” means any order, injunction, judgment, decree, determination, ruling, writ, assessment or arbitration or other award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of business of the Fairway Group Companies consistent with past practices.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate/articles of formation/incorporation/organization, bylaws, partnership agreement, limited liability company agreement, trust agreement or other similar organizational document or agreement, as applicable, of such Person.

“Other Markets” means the businesses and assets sold to the purchasers named in the Restructuring Purchase Agreements in connection with the transactions contemplated by the Company Restructuring.

“Outdoor Advertising Permit” means any permit, license, sign tag, or other evidence of approval issued by any Governmental Authority, permitting the Fairway Group Companies to build, access, maintain, illuminate and/or operate outdoor advertising sign structures.

“Owned Real Property” means the Owned Sign Location Properties and the Owned Office Properties.

“Owned Sign Location Properties” means any land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, that are owned by a Fairway Group Company and used for purposes of installing and operating a Structure.

“Panel” means the advertising panel faces attached to or comprising a part of the Structures and upon which advertising copy may be displayed.

“Pass-Through Income Tax Return” means a Tax Return relating to income Taxes of an entity that reports taxable income with respect to the entity but with respect to which the direct or indirect beneficial owners of the entity, and not the entity itself, are required to pay the related Tax.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges not yet due, payable or delinquent (or which may be paid without interest or penalties) or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves are being maintained in accordance with GAAP; (iii) pledges, deposits or other Liens to the performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations (including, workers’ compensation, unemployment insurance or other social security legislation, but excluding Liens for Taxes) which are not yet due and payable; (iv) zoning, entitlement and other land use and environmental Laws by any Governmental Authority which are not violated by the current use or occupancy of such Owned Real Property and Leased Real Property; (v) any Lien recorded in public records affecting the fee interest of any Leased Real Property not created by a Fairway Group Company; (vi) title of a lessor under a capital or operating lease; and (vii) any liens discharged or released at or in connection with the Closing.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Pre-Closing Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period beginning before the Closing Date and ending on the Closing Date.

“Pro Rata Percentage” means, with respect to each Seller, the percentage set forth opposite such Seller’s name on Section 11.1(a)(iii) of the Company Disclosure Schedule; provided, however, that the Representative shall have the right to adjust such percentage to give effect to (i) Section 10.14 of this Agreement and (ii) any other agreements (including the

Organizational Documents of the Company and the Selling Members) entered into by or between one or more of the Sellers to ensure that aggregate distributions are made consistent with the distribution provisions of the Organizational Documents of the Company and the Selling Members and the documents entered into to consummate the Company Restructuring.

“Purchaser Material Adverse Effect” means (i) a material adverse effect on the business, assets, properties, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole or (ii) any event, change, occurrence, circumstance or effect that, when taken individually or together with all other adverse events, changes, occurrences, circumstances or effects, would, or is reasonably expected to, prevent or materially delay Purchaser or its Affiliates from consummating the Transaction or performing its obligations under this Agreement.

“Schedules” means the Company Disclosure Schedule and/or the Purchaser Disclosure Schedule, as the case may be.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Indebtedness” means any Indebtedness arising out of, or pursuant to, the issuance of notes by Fairway Outdoor Funding, LLC under the Indenture or any supplement thereto.

“Sign Location Lease” means any Lease to which a Fairway Group Company is a party or of which it has the benefit or has been assumed by or assigned to a Fairway Group Company pursuant to which a Fairway Group Company has obtained the right to erect, place and/or maintain one or more Structures on any ground space, roof or wall space or upon any other improvement to real estate.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Structures” means the bulletins, panels, posters, wall signs or other outdoor advertising sign structures used or proposed to be used by a Fairway Group Company in the operation of its business, including all equipment, fixtures and appurtenances attached thereto or comprising a part thereof.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other equity interests is owned, directly or indirectly, by another Person.

“Tax” or “Taxes” means any federal, state, local or foreign taxes, including all net income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, equity, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, estimated, alternative or add-on minimum, or other tax of any kind whatsoever, including any interest, penalty imposed with respect to Taxes or Tax Returns or any addition thereto imposed by a Taxing Authority.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement or attachment thereto, and including any amendment thereof filed or required to be filed with a Taxing Authority in respect of any Taxes.

“Taxing Authority” means the IRS or any governmental agency, board, bureau, body, department or authority having or purporting to exercise jurisdiction with respect to any Tax.

“Transaction” means the transactions effectuated by this Agreement and the other Transaction Agreements (excluding, for the avoidance of doubt, the Company Restructuring).

“Transaction Agreements” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the TSA and each other agreement, document, instrument or certificate contemplated by this Agreement to which Purchaser or the Seller is a party or to be executed by Purchaser or the Seller in connection with the consummation of the Transaction (excluding, for the avoidance of doubt, the Restructuring Purchase Agreements and the agreements, documents, instruments or certificates contemplated by thereby).

“Transaction Expenses” means, without duplication, the collective amount that remains or becomes due and payable by the Fairway Group Companies, the Blockers and/or the Sellers incurred prior to the Closing (whether payable prior to, on, or after the Closing), and which was not paid on or prior to the Closing, in connection with the preparation, negotiation, execution or consummation of the Transaction (i) to any Person, other than an employee of the Fairway Group Companies, including the fees and other amounts payable to outside legal counsel, accountants, advisors, brokers and other third parties and (ii) any amounts payable to any employee of the Fairway Group Companies in the nature of a transaction bonus or compensatory payment triggered solely as a result of the execution of this Agreement or the consummation of the Transaction, including but not limited to any obligations pursuant to phantom stock agreements, retention agreements, retention letters, or similar employee incentive agreements, in the case of each of (i) and (ii), along with any employment, withholding, sales or other Taxes payable by a Fairway Group Company in connection therewith; provided, however, that Transaction Expenses shall not include any amounts included in the Closing Date Indebtedness or the Retention Bonus Agreements set forth on Section 11.1(a)(iv) of the Company Disclosure Schedule.

“Transaction Tax Deductions” means, without duplication, the following expenses to the extent such expenses are deductible for income Tax purposes: (i) the amount of stay bonuses, sales bonuses, change in control payments, severance payments, retention payments, or similar expenses paid by the Fairway Group Companies on or prior to the Closing Date or included in the computation of the Working Capital, Indebtedness or Transaction Expenses; (ii) the fees, expenses, and interest (including amounts treated as interest for U.S. federal income Tax purposes and any breakage fees or accelerated deferred financing fees) incurred by the Fairway Group Companies with respect to the payment of Indebtedness; (iii) the amount of the fees and expenses payable by the Fairway Group Companies arising from, incurred in connection with or incident to this Agreement and the Transaction to the extent paid by the Fairway Group Companies on or prior to the Closing Date or included in the computation of Working Capital, Indebtedness or Transaction Expenses; (iv) the amount of any legal, accounting, investment banking and other fees or other costs and expenses of the Fairway Group Companies with respect to the Transaction that were paid on or prior to the Closing Date or included in the computation of Working Capital, Indebtedness or Transaction Expenses; and (v) the amount of any employment Taxes with respect to the amount set forth in clause (i) above paid by the Fairway Group Companies on or prior to the Closing Date or included in the computation of Working Capital or Transaction Expenses.

“Transfer and Assignment Agreement” means that certain instrument of transfer and assignment in the form attached hereto as Exhibit E duly executed by an authorized person of the applicable Selling Member evidencing transfer and assignment to Purchaser of such Selling Member’s Acquired Units.

“Transit Contract” means each Contract to which any Fairway Group Company is a party, pursuant to which such Fairway Group Company has the right to provide advertising copy on buses and/or bus shelters.

“Working Capital” means, with respect to the Fairway Group Companies, on a consolidated basis, (i) current assets of the Fairway Group Companies, as of the close of business on the Business Day immediately prior to the Closing Date, that are included in the line item categories of current assets specifically identified on Part 2 of Exhibit C, reduced by (ii) those current liabilities of the Fairway Group Companies, as of the close of business on the Business Day immediately prior to the Closing Date, that are included in the line item categories of current liabilities specifically identified on Part 2 of Exhibit C, in each case, without duplication, and as determined in a manner strictly consistent with the Accounting Rules. Notwithstanding anything to the contrary contained herein, in no event shall “Working Capital” include any amounts with respect to (A) any income Tax assets or income Tax liabilities, or any deferred Tax assets or any deferred Tax liabilities, (B) any fees, expenses or liabilities related to any financing by Purchaser and its Affiliates of the Transaction, (C) any intercompany accounts and transactions between or among the Fairway Group Companies, (D) any Transaction Expenses, Closing Date Indebtedness or Closing Cash, (E) any liabilities of the Fairway Group Companies, on the one hand, and the Sellers or any of their respective Affiliates, on the other hand, which are being discharged, terminated or cancelled pursuant to Section 1.3, (F) accrued straight line leasing liabilities or (G) any prepayment penalties, redemption premiums, call premiums, make-whole payments or similar fees, costs, expenses and/or penalties incurred in relation to the repayment of any Indebtedness (including Securitization Indebtedness). For purposes of this definition, including the calculation of current assets and current liabilities, the Parties shall disregard any adjustments arising from purchase accounting or otherwise arising out of the Transaction.

“Working Capital Target” means $7,407,663.32.

(b)    Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:

409A Plan	Section 5.10(j)
Acquired Securities	Recitals
Acquired Shares	Recitals
Acquired Units	Recitals
Accounting Referee	Section 1.4(d)(ii)

ADA	5.11(a)
Agreed Allocation	Section 9.6
Agreement	Preamble
Allocation	Section 9.6
Assumption/Indemnification Agreements	Section 7.9
Audit	Section 7.2(a)
Auditors	Section 7.2(a)
Base Price	Section 1.2
Benefit Plans	Section 5.16(a)
Blocker Seller	Preamble
Blocker	Preamble
Claim	Section 10.14(a)
Closing	Section 2.1
Closing Date	Section 2.1
Closing Date Purchase Price	Section 1.4(c)
Closing Payment	Section 1.3
Closing Statement	Section 1.4(c)
COBRA	Section 5.16(f)
Company	Preamble
Company Disclosure Schedule	ARTICLE V
Company Financial Statements	Section 5.5(a)
Company Restructuring	Recitals
Continuing Employees	Section 7.10
Continuing Participants	Section 7.10
Dataroom DVDs	Section 7.2(b)
Delaware Courts	Section 10.3
Dispute Notice	Section 1.4(d)(i)
D&O Indemnified Person	Section 7.7(a)
Environmental Permits	Section 5.12(a)(ii)
Escrow Fund	Section 1.5
Estimated Purchase Price	Section 1.4(a)
Final Closing Date Purchase Price	Section 1.4(e)
Financial Information Reference Date	Section 5.5(a)
Governmental Approval	Section 5.3(b)
Leased Office Property	Section 5.11(c)
Licensed Intellectual Property	Section 5.15
Market Statements	Section 5.5(a)(ii)
Material Contracts	Section 5.13(a)
Material Owned Sign Location Properties	Section 5.11(a)
Material Sign Location Leases	Section 5.11(b)
Multiemployer Plan	Section 5.16(j)
Office Property Improvements	Section 5.11(c)
Owned Intellectual Property	Section 5.15
Owned Office Property	Section 5.11(c)
Parties	Preamble
Party	Preamble

Pay-Off Letters	Section 7.6
Pre-Closing Statement	Section 1.4(a)
Purchase Price	Section 1.2
Purchaser	Preamble
Purchaser Disclosure Schedule	ARTICLE VI
Purchaser Insurance Policy	Section 7.8
Purchaser Parties	Section 10.16
Reimbursement Trigger Date	Section 9.8
Related Party	Section 5.18
Representation Letter	Section 7.2(a)
Representative	Preamble
Representative Expense Fund	Section 10.14(b)
Restructuring Purchase Agreements	Section 2.2(e)
RWI Policy	Section 5.26
SEC	Section 7.2(a)
Section 754 Election	Section 9.6
Seller Parties	Section 10.16
Seller Tax Returns	Section 9.1
Seller(s)	Preamble
Selling Member(s)	Preamble
Splitter	Recitals
Splitter GP	Preamble
State Mitigation Measures	Section 9.8
Straddle Returns	Section 9.1
Tax Contest	Section 9.2
Tax Referree	Section 9.1
Termination Agreements	Section 2.2(n)
Transfer Taxes	Section 10.1(b)
Trustee	Section 1.3(e)
Units	Recitals
WARN Act	Section 5.17

11.2    Certain Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)    Time of the Essence; Calculation of Time Periods. Time is of the essence for each and every provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)    Dollars. Any reference in this Agreement to “$” or dollars shall mean U.S. dollars.

(c)    Exhibits/Schedules/Construction. The Exhibits and Schedules to this Agreement are an integral part of this Agreement and are hereby incorporated herein and made a part hereof as if set forth herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any disclosure set forth in one section of the Schedules shall apply to (i) the representations and warranties or covenants contained in the Section of this Agreement to which it corresponds in number, (ii) any representation and warranty or covenant to which it is referred by cross reference, and (iii) any other representation or warranty or covenant to the extent it is reasonably apparent from the wording of such disclosure that such disclosure is applicable to such representation or warranty or covenant.

(d)    Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)    Headings. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Article,” “Section” or other subdivision are to the corresponding Article, Section or other subdivision of this Agreement unless otherwise specified.

(f)    Herein. The words such as “herein,” “hereinafter,” “hereof,” “hereunder” and “hereto” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)    Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)    Made Available. An item shall be considered “made available” to a Party hereto, to the extent such phrase appears in this Agreement, only if such item has been provided in writing (including via electronic mail) to such Party or its representatives or posted by the Company or its representatives in the Data Room, in each case, at least two Business Days prior to the execution of this Agreement.

(i)    Reflected On or Set Forth In. An item arising with respect to a specific representation or warranty shall be deemed to be “reflected on” or “set forth in” a balance sheet, market statement or financial statements, to the extent any such phrase appears in such representation or warranty, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet, market statement or financial statements that related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet, market statement or financial statements, or (iii) such item is reflected on the balance sheet, market statement or financial statements and is specifically set forth in the notes thereto.

(j)    Joint Negotiation and Drafting. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

LAMAR MEDIA CORP.

By:	/s/ Keith A Istre
Name: Keith A. Istre
Title: Executive Vice President and Chief Financial Officer

THE COMPANY:

FMG OUTDOOR HOLDINGS, LLC

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: President and Chief Executive Officer

THE GTCR BLOCKER:

GTCR/FMG BLOCKER CORP.

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: President and Chief Executive Officer

THE NCP BLOCKER:

NCP FAIRWAY, INC.

By:	/s/ Timothy P. Costello
Name: Timothy P. Costello
Title: President

NCP SELLER:

NEWSTONE CAPITAL PARTNERS II, L.P.

By: Newstone Partners II, L.P.
Its: General Partner

By: Newstone Partners II, LLC
Its: General Partner

By:	/s/ Timothy P. Costello
Name: Timothy P. Costello
Title: Managing Director

GTCR SELLER:

GTCR FUND XI/C LP

By: GTCR Partners XI/A&C LP
Its: General Partner

By: GTCR Investment XI LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: Manager

REPRESENTATIVE:

GTCR FUND XI/B LP

By: GTCR Partners XI/B LP
Its: General Partner

By: GTCR Investment XI LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: Manager

SELLING MEMBERS:

GTCR FUND XI/B LP

By: GTCR Partners XI/B LP
Its: General Partner

By: GTCR Investment XI LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: Manager

GTCR CO-INVEST XI LP

By: GTCR Investment XI LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: Manager

GTCR PARTNERS XI/B LP

By: GTCR Investment XI LLC
Its: General Partner

By:	/s/ David A. Donnini
Name: David A. Donnini
Title: Manager

KATIE LIED LP

By:	/s/ Kevin Gleason
Name: Kevin Gleason
Title: General Partner

BALTINS FAMILY LIMITED PARTNERSHIP

By:	/s/ Andris A. Baltins
Name: Andris A. Baltins
Title: GP

TANTARA CAPITAL LLC

By:	/s/ Stephen A. McNeely
Name: Stephen A. McNeely
Title: Managing Partner

JJZ LIMITED PARTNERSHIP

By:	/s/ Abe Levine
Name: Abe Levine
Title: President of ARL Enterprises Inc., General Partner of JJZ Limited Partnership

ABE LEVINE

/s/ Abe Levine

KEVIN GLEASON

/s/ Kevin Gleason

ANDRIS A. BALTINS

/s/ Andris A. Baltins

DAN STREEK

/s/ Daniel Streek

BEN ARMITAGE

/s/ Ben Armitage

JIM BALESTINO

/s/ James Balestino

CHAD PLAGEMAN

/s/ Chad Plageman

LAWRENCE ELEFTHERI

/s/ Lawrence Eleftheri

RICHARD ZECCHINO

/s/ Richard Zecchino

TIMOTHY O’CONNELL

/s/ Timothy O’Connell

WALTER CALLAHAM

/s/ Walter Callaham

AOA TOP TIER HOLDING CO., LP

By:	/s/ Abe Levine
Name: Abe Levine
Title: Chief Financial Officer

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